Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 22, 2017

among

POTLATCH CORPORATION,

PORTLAND MERGER LLC

and

DELTIC TIMBER CORPORATION

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 22, 2017, among Potlatch Corporation, a Delaware corporation (“Potlatch”), Portland Merger LLC, a Delaware limited liability company (“Merger Sub”), and Deltic Timber Corporation, a Delaware corporation (“Deltic”).

WHEREAS, the parties hereto wish to effect a business combination through the merger of Deltic with and into Merger Sub, with Merger Sub being the surviving company and a wholly owned subsidiary of Potlatch (the “Merger”);

WHEREAS the Board of Directors of Deltic has approved and declared advisable, and resolved, subject to the terms hereof, to recommend to Deltic’s stockholders the adoption of this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Board of Directors of Potlatch has (i) approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) resolved, subject to the terms hereof, to recommend to Potlatch’s stockholders the approval of the issuance of common stock of Potlatch contemplated by this Agreement;

WHEREAS, the sole member of Merger Sub has approved and adopted this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS Potlatch, Merger Sub and Deltic desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”), on the Closing Date Deltic shall be merged with and into Merger Sub. At the Effective Time, the separate corporate existence of Deltic shall cease, and Merger Sub shall continue as the surviving company in the Merger (the “Surviving Company”) and as a wholly owned subsidiary of Potlatch.

Section 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between Potlatch and Deltic. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and the LLC Act and (b) make all other filings required under the DGCL and the LLC Act or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Potlatch and Deltic shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act.

Section 1.05. Limited Liability Company Agreement. The limited liability company agreement of Merger Sub as of immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until amended after the Effective Time in accordance with the provisions thereof and hereof and applicable Law.

Section 1.06. Officers of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement and applicable Law.

ARTICLE 2

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Potlatch, Merger Sub, Deltic or any holder of any of the following securities:

(a) Cancelation of Treasury Stock. Each share of common stock, par value $0.01 per share, of Deltic (“Deltic Common Stock”) that is owned by Deltic as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Deltic Common Stock. Subject to Section 2.02, each share of Deltic Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into and shall thereafter represent the right to receive that number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Potlatch (the “Potlatch Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). All such shares of Deltic Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Deltic Common Stock (each such certificate, a “Certificate”) or shares of Deltic Common Stock held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Potlatch Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, in each case, without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.80. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Potlatch Common Stock or shares of Deltic Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event (including, as applicable, any stock dividend for the purpose of distributing earnings so as to maintain qualification as a REIT or to cure any issue of qualification as a REIT) shall have occurred, then any number or amount contained herein that is based upon the number of shares of Potlatch Common Stock or shares of Deltic Common Stock, as the case may be, will be appropriately adjusted to provide to Potlatch and the holders of Deltic Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Potlatch or Deltic to take any action with respect to its securities that is prohibited by Section 5.01(a) or 5.01(b), as applicable.

(c) Merger Sub Interests. Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding limited liability company interest of the Surviving Company and each such limited liability company interest shall continue to be owned by Potlatch and will be the only limited liability company interests in Merger Sub immediately after the Effective Time.

Section 2.02. Exchange.

(a) Exchange Agent. Prior to the Effective Time, Potlatch shall appoint a bank or trust company reasonably acceptable to Deltic to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Potlatch shall deposit with the Exchange Agent, for the benefit of the former holders of Deltic Common Stock entitled to receive Merger Consideration under Section 2.01(b), for exchange in accordance with this Article 2 through the Exchange Agent, a sufficient number of shares of Potlatch Common Stock (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Merger Consideration. From time to time as needed as reasonably determined by Potlatch, Potlatch shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f) and to pay any dividends or other distributions which former holders of Deltic Common Stock have the right to receive pursuant to Section 2.02(d). All such cash and Potlatch Common Stock deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Potlatch shall cause the Exchange Agent to mail to each holder of record of Deltic Common Stock a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Potlatch may specify subject to Deltic’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the shares of Deltic Common Stock previously represented by such Certificate have been converted pursuant to Section 2.01(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which such holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Deltic Common Stock that is not registered in the transfer records of Deltic, the proper number of shares of Potlatch Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such Deltic Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable under this Section 2.02(c) or under Section 2.02(d), 2.02(e) or 2.02(f).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver to each former holder of Book-Entry Shares (A) the Merger Consideration into which such shares of Deltic Common Stock have been converted pursuant to Section 2.01(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f). No such holder shall be required to deliver a Letter of Transmittal. The shares of Potlatch Common Stock deliverable to any holder under this Section 2.02(c)(ii) shall be deemed issued to such holder on the Closing Date and consequently, the holder of such shares shall be entitled to any dividends or distributions with a record date after the Effective Time in the same manner as other holders of shares of Potlatch Common Stock.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Potlatch Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Potlatch Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate in accordance with this Article 2. Subject to abandoned property, escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Potlatch Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Potlatch Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Potlatch Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Potlatch Common Stock.

(e) No Further Ownership Rights in Deltic Common Stock. The shares of Potlatch Common Stock issued and cash paid in accordance with the terms of this Article 2 upon conversion of any shares of Deltic Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Deltic Common Stock, subject to the Surviving Company’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by Deltic on such shares of Deltic Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Deltic Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(h), if, after the Effective Time, any Certificates are presented for transfer to the Surviving Company, Potlatch or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(f) No Fractional Shares. No certificates or scrip representing fractional Potlatch Common Stock shall be issued upon the conversion of Deltic Common Stock pursuant to Section 2.01(b), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Potlatch Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Deltic Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Potlatch Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered or owned by such holder and after aggregating all fractional shares that would otherwise be received by such holder into whole shares) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Potlatch Common Stock on the Nasdaq Global Select Market (“Nasdaq”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Potlatch and Deltic) on each of the five consecutive trading days ending with the last complete trading day prior to the Closing Date.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of Deltic Common Stock for 12 months after the Effective Time shall be delivered to Potlatch, upon demand, and any former holder of Deltic Common Stock who has not previously complied with this Article 2 (as applicable) shall thereafter look only to Potlatch for, and Potlatch shall remain liable for, payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled pursuant to this Article 2.

(h) No Liability. None of Potlatch, Merger Sub, Deltic or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to, or become the property of, any Governmental Entity pursuant to applicable Law, any Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Potlatch, free and clear of all claims or interests of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Potlatch. Any interest and other income resulting from such investments shall be paid to Potlatch; provided, however, that no investment of the Exchange Fund shall relieve Potlatch or the Exchange Agent from promptly making the payments required by this Article 2, and following any losses from any such investment, Potlatch shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of shares of Deltic Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(j) Withholding Rights. Each of Potlatch, Deltic, and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article 2, Section 6.04, or otherwise in connection in this Agreement to any Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Potlatch, the posting by such Person of a bond, in such reasonable and customary amount as Potlatch may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(h), Potlatch) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.02.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF POTLATCH

Potlatch represents and warrants to Deltic that the statements contained in this Article 3 are true and correct, except (i) as set forth in the Potlatch Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2016 and at least two Business Days prior to the date of this Agreement (the “Filed Potlatch Reporting Documents”) (excluding (x) any exhibits to the Filed Potlatch Reporting Documents and (y) any disclosures in the Filed Potlatch Reporting Documents(A) in any risk factors section, (B) in the “Forward-Looking Statements” section and (C) in any other disclosures that are similarly predictive or forward-looking in nature) or (i) subject to Section 9.05, as set forth in the disclosure letter delivered by Potlatch to Deltic prior to the execution and delivery by Potlatch of this Agreement (the “Potlatch Disclosure Letter”).

Section 3.01. Organization, Standing and Power.

(a) Each of Potlatch and each of Potlatch’s Subsidiaries (the “Potlatch Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect. Each of Potlatch and each Potlatch Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect. Potlatch has made available to Deltic, prior to execution of this Agreement, true and complete copies of the (i) certificate of incorporation of Potlatch in effect as of the date of this Agreement (the “Potlatch Charter”) and the bylaws of Potlatch in effect as of the date of this Agreement (the “Potlatch By-laws”) and (ii) the certificate of formation of Merger Sub in effect as of the date of this Agreement and the limited liability company agreement of Merger Sub, in each case in effect as of the date of this Agreement.

(b) Potlatch has not exempted any “Person” from the “Aggregate Stock Ownership Limit”, as such terms are defined in the Potlatch Charter.

Section 3.02. Potlatch Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Potlatch Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Potlatch, by another Potlatch Subsidiary or by Potlatch and another Potlatch Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02(a) of the Potlatch Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Potlatch Subsidiaries, including a list of each Potlatch Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (a “Taxable REIT Subsidiary”) together with the jurisdiction of incorporation or organization, as the case may be, of each Potlatch Subsidiary and the classification for U.S. federal income tax purposes of each Potlatch Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Potlatch Subsidiaries, neither Potlatch nor any Potlatch Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03. Capital Structure.

(a) The authorized capital stock of Potlatch consists of 100,000,000 shares of Potlatch Common Stock and 4,000,000 shares of preferred stock, without par value (the “Potlatch Preferred Stock” and, together with the Potlatch Common Stock, the “Potlatch Capital Stock”). At the close of business on September 30, 2017, (i) 40,610,865 shares of Potlatch Common Stock were issued and outstanding, (ii) no shares of Potlatch Common Stock were held in Potlatch’s treasury, (iii) no shares of Potlatch Preferred Stock were issued and outstanding and (iv) 1,625,306 shares of Potlatch Common Stock were reserved and available for issuance pursuant to the Potlatch Stock Plans, of which (A) no shares were issuable upon exercise of outstanding Potlatch Stock Options, (B) 95,199 shares were issuable upon settlement of outstanding Potlatch

Restricted Stock Units, (C) 211,084 shares were issuable upon settlement of outstanding Potlatch Deferred Compensation Stock Units and (D) 597,855 shares were issuable upon settlement of outstanding Potlatch Performance Share Units. Except as set forth in this Section 3.03(a), at the close of business on September 30, 2017, no shares of capital stock or voting securities of, or other equity interests in, Potlatch were issued, reserved for issuance or outstanding. From the close of business on September 30, 2017, to the date of this Agreement, there have been no issuances by Potlatch of shares of capital stock or voting securities of, or other equity interests in, Potlatch, other than the issuance of shares of Potlatch Common Stock upon the exercise of Potlatch Stock Options or upon the settlement of Potlatch Restricted Stock Units, Potlatch Deferred Compensation Stock Units or Potlatch Performance Share Units, in each case outstanding at the close of business on September 30, 2017, and in accordance with their terms in effect at such time.

(b) All outstanding shares of Potlatch Capital Stock are, and all shares of Potlatch Capital Stock that may be issued upon the exercise of Potlatch Stock Options or upon the settlement of Potlatch Restricted Stock Units, Potlatch Deferred Compensation Stock Units or Potlatch Performance Share Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Potlatch Charter, the Potlatch By-laws or any Contract to which Potlatch or any Potlatch Subsidiary is a party or otherwise bound (including the Potlatch Stock Plans). The Potlatch Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Potlatch Charter, the Potlatch By-laws or any Contract to which Potlatch or any Potlatch Subsidiary is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Potlatch or any Potlatch Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or any securities of Potlatch or any Potlatch Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, (y) any warrants, calls, options or other rights to acquire from Potlatch or any Potlatch Subsidiary, or any other obligation of Potlatch or any Potlatch Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or (z) any rights issued by or other obligations of Potlatch or any Potlatch Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, the value of Potlatch, any Potlatch Subsidiary or any part of Potlatch or any Potlatch Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary. Except pursuant to the Potlatch Stock Plans, there are not any outstanding obligations of Potlatch or any Potlatch Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in,

Potlatch or any Potlatch Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Potlatch having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Potlatch may vote (collectively, “Potlatch Voting Debt”). Neither Potlatch nor any Potlatch Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Potlatch. Except for this Agreement, neither Potlatch nor any Potlatch Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Potlatch or any Potlatch Subsidiary.

(c) Potlatch has increased its regular quarterly cash dividend to $0.40 per share and will announce such increase on the date hereof.

(d) Neither Potlatch nor any of its Subsidiaries nor any “affiliate” or “associate” of Potlatch or any of its Subsidiaries is, nor at any time during the last three years has it been, an “interested stockholder” of Deltic, in each case, as defined in Section 203(c) of the DGCL. Neither Potlatch nor any of its Subsidiaries owns any shares of Deltic Common Stock.

(e) Merger Sub is a wholly owned Subsidiary of Potlatch.

Section 3.04. Authority; Execution and Delivery; Enforceability.

(a) Potlatch and Merger Sub have all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Potlatch Stockholder Approval. The Board of Directors of Potlatch (the “Potlatch Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Potlatch was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of Potlatch and its stockholders, (iii) declaring this Agreement advisable, and (iv) recommending that Potlatch’s stockholders vote in favor of approval of the issuance of shares of Potlatch Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Share Issuance be submitted to Potlatch’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Potlatch Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “Potlatch Recommendation”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Potlatch, as the sole member of Merger Sub, has approved and adopted this Agreement and the Merger. Except for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the votes cast by holders of Potlatch Common Stock at the Potlatch Stockholders Meeting, as required by Nasdaq Rule 5635(d) (the “Potlatch Stockholder Approval”), no other corporate or limited liability company proceedings on the part of Potlatch or Merger Sub are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL and the LLC Act). Potlatch and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Deltic, this Agreement constitutes the legal, valid and binding obligation of Potlatch and Merger Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Potlatch Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Potlatch.

Section 3.05. No Conflicts; Consents.

(a) The execution and delivery by Potlatch and Merger Sub of this Agreement does not, and the performance by Potlatch and Merger Sub of their obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Potlatch or any Potlatch Subsidiary under, any provision of (i) the Potlatch Charter, the Potlatch By-laws or the comparable organizational documents of Merger Sub or any Potlatch Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (assuming that the Potlatch Stockholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which Potlatch or any Potlatch Subsidiary is a party or by which any of their respective properties or assets is bound or any Potlatch Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree of a Governmental Entity or arbitrator (“Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the New York Stock Exchange (“NYSE”) and Nasdaq (“Law”), in each case applicable to Potlatch or any Potlatch Subsidiary or their respective properties or assets (assuming that the Potlatch Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Potlatch Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to Potlatch or any Potlatch Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (C) the filing with the SEC, and the declaration of effectiveness under the Securities Act of 1933 (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Potlatch of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (D) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) Consents, registrations, declarations, notices or filings set forth in Section 3.05(b) of the Potlatch Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Potlatch and Deltic are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE and/or Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Potlatch Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Potlatch Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06. Reporting Documents; Undisclosed Liabilities.

(a) Potlatch has furnished or filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Potlatch with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Potlatch Reporting Documents”).

(b) Each Potlatch Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such Potlatch Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Potlatch included in the Potlatch Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Potlatch and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Potlatch nor any Potlatch Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities that are reflected or reserved against on the balance sheet in the Potlatch Annual Report on Form 10-K for the period ended December 31, 2016 (including any notes thereto), (ii) liabilities that were incurred or arose since December 31, 2016 in the ordinary course of business of Potlatch, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby or (iv) other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Potlatch Material Adverse Effect.

(d) Each of the principal executive officer of Potlatch and the principal financial officer of Potlatch (or each former principal executive officer of Potlatch and each former principal financial officer of Potlatch) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Potlatch Reporting Documents, and the statements contained in such certifications were true and correct in all material respects at the time made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Potlatch nor any Potlatch Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Potlatch maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Potlatch’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Potlatch are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Potlatch in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Potlatch, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Potlatch to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of Potlatch, Potlatch’s independent accountants, the Potlatch Board or the audit committee of the Potlatch Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Potlatch, (ii) “material weakness” in the internal controls over financial reporting of Potlatch or (iii) fraud, whether or not material, that involves management or other employees of Potlatch who have a significant role in the internal controls over financial reporting of Potlatch. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 3.07. Information Supplied. None of the information supplied or to be supplied by Potlatch or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Potlatch’s stockholders and Deltic’s stockholders or at the time of each of the Potlatch Stockholders Meeting and the Deltic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Potlatch with respect to statements made or incorporated by reference therein based on information supplied by Deltic for inclusion or incorporation by reference therein.

Section 3.08. Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement:

(a) each of Potlatch and each Potlatch Subsidiary has conducted its respective business in the ordinary course in all material respects;

(b) there has been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect;

(c) there has not occurred:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Potlatch or the capital stock or voting securities of, or other equity interests in, any Potlatch Subsidiary (other than (A) regular quarterly cash dividends in an amount not exceeding $0.375 per share of Potlatch Common Stock and (B) dividends or other distributions by a direct or indirect wholly owned Potlatch Subsidiary to its direct stockholders or other equity holders) or any repurchase for value by Potlatch of any capital stock or voting securities of, or other equity interests in, Potlatch or the capital stock or voting securities of, or other equity interests in, any Potlatch Subsidiary;

(ii) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Potlatch, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Potlatch;

(iii) any incurrence of material Indebtedness for borrowed money or any guarantee of such material Indebtedness for borrowed money of another Person (other than Potlatch or a wholly owned Potlatch Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Potlatch or any Potlatch Subsidiary, other than draws on existing revolving credit facilities in the ordinary course of business;

(iv) (A) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of Potlatch’s or any Potlatch Subsidiary’s property or assets or any interests therein (other than the sale of inventory in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of $10,000,000 or (B) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of $10,000,000;

(v) any change in financial accounting methods, principles or practices by Potlatch or any Potlatch Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(vi) any material elections or changes thereto with respect to Taxes by Potlatch or any Potlatch Subsidiary or any settlement or compromise by Potlatch or any Potlatch Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

Section 3.09. Taxes.

(a) (i) Each of Potlatch and each Potlatch Subsidiary has duly and timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Potlatch and each Potlatch Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Potlatch or any Potlatch Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings. Potlatch and each Potlatch Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of its most recent financial statements.

(b) No material Tax or Tax Return of Potlatch or any Potlatch Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Potlatch, oral) notice of such an audit or examination has been received by Potlatch or any Potlatch Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against Potlatch or any Potlatch Subsidiary, and no requests for waivers or extensions of the time to assess any such Taxes are pending or have been granted (other than in connection with any extension of time to file any Tax Return). No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, there are no Liens with respect to material Taxes against any of the properties or assets of Potlatch or any Potlatch Subsidiary. No written or, to the Knowledge of Potlatch, other claim has been received by Potlatch or any Potlatch Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Potlatch nor any Potlatch Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification Contract (other than such a Contract exclusively between or among Potlatch and wholly owned Potlatch Subsidiaries or customary tax gross-up or tax indemnity provisions in a credit agreement, purchase agreement, or other commercial agreement the primary purpose of which does not relate to Taxes).

(d) Neither Potlatch nor any Potlatch Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated, or unitary Tax group (other than a group the common parent of which was Potlatch or any Potlatch Subsidiary) or (ii) has any liability for material Taxes of any person (other than Potlatch or any Potlatch Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(e) Neither Potlatch nor any Potlatch Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(f) Potlatch (i) for all taxable years commencing with its taxable year ended December 31, 2006 through December 31, 2016, has been subject to taxation as a real estate investment trust within the meaning of Section 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated from January 1, 2017 to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner so as to qualify as a REIT for the taxable year that includes the Closing Date and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the Knowledge of Potlatch, threatened.

(g) Each Potlatch Subsidiary is treated for U.S. federal income Tax purposes as, (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

(h) Neither Potlatch nor any Potlatch Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

(i) Neither Potlatch nor any Potlatch Subsidiary has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code at any time (i) within the last two years, or (ii) since December 7, 2015.

Section 3.10. Employee Benefits.

(a) Section 3.10(a) of the Potlatch Disclosure Letter sets forth a true and complete list of each material Potlatch Benefit Plan and each material Potlatch Benefit Agreement.

(b) With respect to each material Potlatch Benefit Plan and material Potlatch Benefit Agreement, Potlatch has made available to Potlatch true and complete copies, to the extent applicable, of (i) such Potlatch Benefit Plan or Potlatch Benefit Agreement, including any material amendment thereto, and a summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each Potlatch Benefit Plan and Potlatch Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect. Each Potlatch Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Potlatch Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Potlatch Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Potlatch Material Adverse Effect, there are no pending or, to the Knowledge of Potlatch, threatened claims by, on behalf of or against any Potlatch Benefit Plan or any trust related thereto that could result in any liability to Potlatch or any of the Potlatch Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Potlatch, threatened with respect to any Potlatch Benefit Plan.

(d) With respect to each Potlatch Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) no such Potlatch Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Potlatch nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Potlatch or any of the Potlatch Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Potlatch Benefit Plan or by applicable Law) have been made.

(e) None of Potlatch and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Potlatch and its Subsidiaries nor any of their Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) Section 3.10(f) of the Potlatch Disclosure Letter sets forth each Potlatch Benefit Plan and Potlatch Benefit Agreement that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Potlatch Personnel (or any of their beneficiaries) of Potlatch or any of the Potlatch Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA, Section 4980(6)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by such Potlatch Personnel (or any of their beneficiaries).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Potlatch Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Potlatch Benefit Plan or Potlatch Benefit Agreement or any other transaction-based payments, (iii) result in any breach or violation of, or default under, or limit Potlatch’s right to extend, renew, replace, amend, modify or terminate, any Potlatch Benefit Plan or Potlatch Benefit Agreement or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code. No Potlatch Benefit Plan or Potlatch Benefit Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

Section 3.11. Labor and Employment Matters.

(a) As of the date of this Agreement, neither Potlatch nor any Potlatch Subsidiary is a party to or bound by any the collective bargaining agreements and other Contracts with any labor union, works council or other similar organization (“Collective Bargaining Agreements”) with respect to any Potlatch Personnel. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) there is no pending or, to the Knowledge of Potlatch, threatened strike, lockout, slowdown or work stoppage by or with respect to any Potlatch Personnel and (ii) to the Knowledge of Potlatch, there are no activities or proceedings of any labor organization to organize any employees of Potlatch or any Potlatch Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, Potlatch and the Potlatch Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

Section 3.12. Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Potlatch, threatened in writing against or uniquely affecting Potlatch or any Potlatch Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Potlatch, demand or investigation by any Governmental Entity involving Potlatch or any Potlatch Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect.

Section 3.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, Potlatch and the Potlatch Subsidiaries are in compliance with all applicable Laws and the Potlatch Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Potlatch, threatened in writing alleging that Potlatch or any Potlatch Subsidiary is not in compliance with any applicable Law or Potlatch Permit or which challenges or questions the validity of any rights of the holder of any Potlatch Permit. This Section 3.13 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 3.09, 3.10, 3.11, 3.14 and 3.17, respectively.

Section 3.14. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (a) each of Potlatch and each Potlatch Subsidiary is in compliance with all Environmental Laws, and neither Potlatch nor any Potlatch Subsidiary has received any written communication alleging that Potlatch or any Potlatch Subsidiary is in violation of, or has any liability under, any Environmental Law; (b) each of Potlatch and each Potlatch Subsidiary possesses and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of Potlatch, threatened against or affecting Potlatch or any Potlatch Subsidiary; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Potlatch or any Potlatch Subsidiary; and (e) neither Potlatch nor any Potlatch Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Potlatch or any Potlatch Subsidiary.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands,

investigations, Judgments, directives, Liens or written notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location or (B) the failure to comply with any Environmental Law or Environmental Permit; (ii) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), protection of natural resources, climate change, human health and worker safety (as it relates to the exposure to hazardous substances) or the protection of endangered or threatened species; (iii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated due to its hazardous, toxic or words of similar import qualities under any Law pertaining to the environment, protection of natural resources, climate change, human health and worker safety (as it relates to the exposure to hazardous substances) or the protection of endangered or threatened species; and (iv) “Release” means any unpermitted release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

Section 3.15. Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Potlatch nor any Potlatch Subsidiary is a party to any Contract required to be filed by Potlatch as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Potlatch Contract”) that has not been so filed.

(b) Except with respect to Contracts solely among Potlatch and any wholly owned Potlatch Subsidiary or wholly owned Potlatch Subsidiaries, or solely among any wholly owned Potlatch Subsidiaries, Section 3.15(b) of the Potlatch Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract that, in any such case, contains terms that expressly (A) limit or otherwise restrict Potlatch or any Potlatch Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to Potlatch and the Potlatch Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each partnership, joint venture or similar agreement, or Contract to which Potlatch or any Potlatch Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Potlatch and the Potlatch Subsidiaries, taken as a whole;

(iii) each loan and credit agreement or other Contract pursuant to which any Indebtedness in excess of $10,000,000 of Potlatch or any Potlatch Subsidiary is outstanding or may be incurred, other than any such Contract between or among Potlatch and the wholly owned Potlatch Subsidiaries;

(iv) other than in the ordinary course, each Contract to which Potlatch or any Potlatch Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $10,000,000;

(v) each Contract to which Potlatch or any Potlatch Subsidiary is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract;

(vi) each Contract to which Potlatch or any Potlatch Subsidiary is a party for the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract;

(vii) each Contract with any supplier or vendor under which Potlatch or any Potlatch Subsidiary is obligated to purchase goods or services involving consideration in excess of $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(viii) each Contract with any customer of Potlatch or any Potlatch Subsidiary under which Potlatch or any Potlatch Subsidiary is obligated to sell products for a period of more than three years after the date of this Agreement and involving consideration in excess of $10,000,000 that is not terminable without penalty to Potlatch and any Potlatch Subsidiary; and

(ix) each Contract to which Potlatch or any Potlatch Subsidiary is a party with obligations of Potlatch or any Potlatch Subsidiary with respect to output from a specified geography or territory, other than Contracts under which the total aggregate output is and will after the Effective Time be less than $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract.

Each Contract of the type described in this Section 3.15(b) and each Filed Potlatch Contract is referred to herein as a “Potlatch Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) each

Potlatch Material Contract (including, for purposes of this Section 3.15(c) as it relates to Section 7.03(a), any Contract entered into after the date of this Agreement that would have been a Potlatch Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Potlatch or one of the Potlatch Subsidiaries, as the case may be, and, to the Knowledge of Potlatch, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Potlatch Material Contract is in full force and effect and (iii) neither Potlatch nor any Potlatch Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Potlatch Material Contract and, to the Knowledge of Potlatch, no other party to any such Potlatch Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.16. Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, Potlatch or a Potlatch Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Potlatch included in the Potlatch Reporting Documents (each, a “Potlatch Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for conditions, encroachments, easements, rights of way, restrictions or Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Potlatch and each Potlatch Subsidiary as presently conducted. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, neither Potlatch nor any Potlatch Subsidiary has received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Potlatch, threatened with respect to any material portion of any of the Potlatch Properties. Except for the owners of the properties in which Potlatch or a Potlatch Subsidiary has a leasehold interest and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, no Person other than Potlatch or a Potlatch Subsidiary has any ownership interest in any of the Potlatch Properties, except to the extent that such interest would not be reasonably expected to adversely impact Potlatch’s or the Potlatch Subsidiary’s continued use of the applicable Potlatch Property consistent with its operation as of the date of this Agreement.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) neither Potlatch nor any Potlatch Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Potlatch Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Potlatch Property owned by Potlatch or any Potlatch Subsidiary (“Owned Potlatch Property”) or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Owned Potlatch Property and no encroachments materially and adversely affecting the use of any Owned Potlatch Property and (iv) with respect to each Owned Potlatch Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Potlatch and each Potlatch Subsidiary as presently conducted to the extent related to such Owned Potlatch Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Potlatch’s or the applicable Potlatch Subsidiary’s fee simple title to each of the Owned Potlatch Properties that is a manufacturing or similar facility, in amounts at least equal to the purchase price paid for ownership of such Potlatch Property or such entity that owned such Potlatch Property at the time of the issuance of each such policy, (ii) there has not been any claim made against any such policy that has not been resolved and (iii) there is no suit, action or other proceeding pending or, to the Knowledge of Potlatch, threatened against or affecting Potlatch or any Potlatch Subsidiary challenging Potlatch’s or the applicable Potlatch Subsidiary’s fee simple title to each of the Owned Potlatch Properties.

(d) Each of Potlatch and each Potlatch Subsidiary has complied with the terms of all leases pursuant to which Potlatch or a Potlatch Subsidiary has a leasehold interest in the Potlatch Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, neither Potlatch nor any Potlatch Subsidiary has taken any action which would disqualify portions of any Potlatch Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

Section 3.17. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (a) each of Potlatch and each Potlatch Subsidiary owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the conduct of its business as currently conducted, (b) no suits, actions or other proceedings are pending against Potlatch or any Potlatch Subsidiary or, to the Knowledge of Potlatch, threatened against Potlatch or any Potlatch Subsidiary that, in any such case alleges that Potlatch or any Potlatch Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property and (c) to the Knowledge of Potlatch, no Person is infringing, misappropriating or otherwise violating the rights of Potlatch or any Potlatch Subsidiary with respect to any Intellectual Property owned by Potlatch or any Potlatch Subsidiary.

Section 3.18. Permits. Each of Potlatch and each Potlatch Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively “Permits”) necessary to enable each of Potlatch and each Potlatch Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Potlatch Permits”), except where the failure to have such power or authority or to possess the Potlatch Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect.

Section 3.19. Insurance. Except as would not, individually or in the aggregate, have a Potlatch Material Adverse Effect (i) all insurance policies of Potlatch and the Potlatch Subsidiaries are in full force and effect and (ii) all premiums due thereon have been paid.

Section 3.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which shall be paid by Potlatch, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Potlatch or any Potlatch Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Deltic prior to the date of this Agreement.

Section 3.21. Opinion of Financial Advisor. The Potlatch Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion, subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Potlatch. A signed copy of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated rendered to the Potlatch Board will be delivered to Deltic, solely for informational purposes, promptly following receipt thereof by Potlatch.

Section 3.22. No Merger Sub Activity. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. Potlatch owns, and at the Effective Time will own, directly or indirectly, all of the outstanding equity interests of Merger Sub.

Section 3.23. Investment Company Act. Neither Potlatch nor any Potlatch Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

Section 3.24. Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Potlatch Reporting Documents and (ii) the Potlatch Benefits Plans, Section 3.24 of the Potlatch Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Potlatch or any Potlatch Subsidiary and, on the other hand, any (x) present executive officer or director of Potlatch or any Potlatch Subsidiary or any person that has served as an executive officer or director of Potlatch or any Potlatch Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Potlatch Common Stock as of the date of this Agreement or (z) to the Knowledge of Potlatch, any affiliate of any such officer, director or owner (other than Potlatch or any Potlatch Subsidiary).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF DELTIC

Deltic represents and warrants to Potlatch that the statements contained in this Article 4 are true and correct, except (i) as set forth in the Deltic Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2016 and at least two Business Days prior to the date of this Agreement (the “Filed Deltic Reporting Documents”) (excluding (x) any exhibits to the Filed Deltic Reporting Documents and (y) any disclosures in the Filed Deltic Reporting Documents (A) in any risk factors section, (B) in the “Forward-Looking Statements” section and (C) in any other disclosures that are similarly predictive or forward-looking in nature) or (ii) subject to Section 9.05, as set forth in the disclosure letter delivered by Deltic to Potlatch prior to the execution and delivery by Deltic of this Agreement (the “Deltic Disclosure Letter”).

Section 4.01. Organization, Standing and Power. Each of Deltic and each of Deltic’s Subsidiaries (the “Deltic Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect. Each of Deltic and each Deltic Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect. Deltic has made available to Potlatch, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Deltic in effect as of the date of this Agreement (the “Deltic Charter”) and the amended and restated bylaws of Deltic in effect as of the date of this Agreement (the “Deltic Bylaws”).

Section 4.02. Deltic Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Deltic Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Deltic, by another Deltic Subsidiary or by Deltic and another Deltic Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the Deltic Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Deltic Subsidiaries, together with the jurisdiction of incorporation or organization, as the case may be, of each Deltic Subsidiary and the classification for U.S. federal income tax purposes of each Deltic Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Deltic Subsidiaries, neither Deltic nor any Deltic Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03. Capital Structure.

(a) The authorized capital stock of Deltic consists of 50,000,000 shares of Deltic Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Deltic Preferred Stock” and, together with the Deltic Common Stock, the “Deltic Capital Stock”). At the close of business on September 30, 2017, (i) 12,188,699 shares of Deltic Common Stock were issued and outstanding, which includes 117,904 shares that were issued and outstanding as a result of Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards, (ii) 625,180 shares of Deltic Common Stock were held in Deltic’s treasury, (iii) no shares of the Deltic Preferred Stock were issued and outstanding and (iv) 81,822 shares of Deltic Common Stock were reserved and available for issuance upon exercise of outstanding Deltic Stock Option Awards. Except as set forth in this Section 4.03(a), at the close of business on September 30, 2017, no shares of capital stock or voting securities of, or other equity interests in, Deltic were issued, reserved for issuance or outstanding. From the close of business on September 30, 2017, to the date of this Agreement, there have been no issuances by Deltic of shares of capital stock or voting securities of, or other equity interests in, Deltic, other than the issuance of shares of Deltic Common Stock upon the exercise of Deltic Stock Options outstanding at the close of business on September 30, and in accordance with their terms in effect at such time.

(b) All outstanding shares of Deltic Capital Stock are, and all shares of Deltic Capital Stock that may be issued upon the exercise of Deltic Stock Option Awards or upon the settlement of Deltic Restricted Stock Awards or Deltic Performance-Based Restricted Stock Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Deltic Charter, the Deltic Bylaws or any Contract to which Deltic or any Deltic Subsidiary is a party or otherwise bound (including the Deltic Stock Plans). Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Deltic or any

Deltic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or any securities of Deltic or any Deltic Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, (y) any warrants, calls, options or other rights to acquire from Deltic or any Deltic Subsidiary, or any other obligation of Deltic or any Deltic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or (z) any rights issued by or other obligations of Deltic or any Deltic Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, the value of Deltic, any Deltic Subsidiary or any part of Deltic or any Deltic Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary. Except pursuant to the Deltic Stock Plans, there are not any outstanding obligations of Deltic or any Deltic Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Deltic having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Deltic may vote (collectively, “Deltic Voting Debt”). Neither Deltic nor any Deltic Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Deltic. Except for this Agreement, neither Deltic nor any Deltic Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Deltic or any Deltic Subsidiary. All Deltic Stock Option Awards, Deltic Restricted Stock Awards or Deltic Performance-Based Restricted Stock Awards outstanding as of the date of this Agreement may, pursuant to their terms, be treated in accordance with Section 6.04.

(c) Section 4.03(c) of the Deltic Disclosure Letter sets forth a true and complete list of all Deltic Stock Option Awards, Deltic Restricted Stock Awards and Deltic Performance-Based Stock Awards outstanding as of September 30, 2017, setting forth the holder’s participation identification number, the number of shares subject to each award, the grant date, vesting schedule and expiration date with respect to each award and the exercise price with respect to each Deltic Stock Option Award. No Deltic Stock Option Awards, Deltic Restricted Stock Awards or Deltic Performance-Based Awards have been granted since September 30, 2017 through the date hereof.

Section 4.04. Authority; Execution and Delivery; Enforceability.

(a) Deltic has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Deltic Stockholder Approval. The Board of Directors of Deltic (the “Deltic Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Deltic was present, (i) approving this Agreement,

(ii) determining that entering into this Agreement is in the best interests of Deltic and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Deltic’s stockholders adopt this Agreement and directing that this Agreement be submitted to Deltic’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Deltic Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “Deltic Recommendation”) and (v) amending the Deltic Bylaws to include the provision set forth in Exhibit A. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Deltic Common Stock entitled to vote at the Deltic Stockholders Meeting (the “Deltic Stockholder Approval”), no other corporate proceedings on the part of Deltic are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL and the LLC Act). Deltic has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Potlatch, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Deltic Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Deltic.

Section 4.05. No Conflicts; Consents.

(a) The execution and delivery by Deltic of this Agreement does not, and the performance by Deltic of its obligations hereunder and the consummation by Deltic of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Deltic or any Deltic Subsidiary under, any provision of (i) the Deltic Charter, the Deltic Bylaws or the comparable organizational documents of any Deltic Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (assuming that the Deltic Stockholder Approval is obtained), (ii) any Contract to which Deltic or any Deltic Subsidiary is a party or by which any of their respective properties or assets is bound or any Deltic Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case applicable to Deltic or any Deltic Subsidiary or their respective properties or assets (assuming that the Deltic Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Deltic Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to Deltic or any Deltic Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with any applicable requirements of the HSR Act and with any other applicable Antitrust Laws, (B) the filing with the SEC of the Joint Proxy Statement in definitive form, (C) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (D) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) Consents, registrations, declarations, notices or filings set forth in Section 4.05(b) of the Deltic Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Potlatch and Deltic are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE and/or Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Potlatch Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Deltic Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06. Reporting Documents; Undisclosed Liabilities.

(a) Deltic has furnished or filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Deltic with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Deltic Reporting Documents”).

(b) Each Deltic Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX, the Exchange Act and the Securities Act,

as applicable to such Deltic Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Deltic included in the Deltic Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with GAAP (except, as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Deltic and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Deltic nor any Deltic Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities that are reflected or reserved against on the balance sheet in the Deltic Annual Report on Form 10-K for the period ended December 31, 2016 (including any notes thereto), (ii) liabilities that were incurred or arose since December 31, 2016 in the ordinary course of business of Deltic, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby or (iv) other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Deltic Material Adverse Effect.

(d) Each of the principal executive officer of Deltic and the principal financial officer of Deltic (or each former principal executive officer of Deltic and each former principal financial officer of Deltic) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Deltic Reporting Documents, and the statements contained in such certifications were true and correct in all material respects at the time made. Neither Deltic nor any Deltic Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Deltic maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Deltic’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Deltic are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Deltic in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Deltic, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Deltic to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of Deltic, Deltic’s independent accountants, the Deltic Board or the audit committee of the Deltic Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Deltic, (ii) “material weakness” in the internal controls over financial reporting of Deltic or (iii) fraud, whether or not material, that involves management or other employees of Deltic who have a significant role in the internal controls over financial reporting of Deltic.

Section 4.07. Information Supplied. None of the information supplied or to be supplied by Deltic for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Potlatch’s stockholders and Deltic’s stockholders or at the time of each of the Potlatch Stockholders Meeting and the Deltic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Deltic with respect to statements made or incorporated by reference therein based on information supplied by Potlatch for inclusion or incorporation by reference therein.

Section 4.08. Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement:

(a) other than as related to the transactions contemplated by this Agreement or Deltic’s review of strategic alternatives, each of Deltic and each Deltic Subsidiary has conducted its respective business in the ordinary course in all material respects;

(b) there has been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect;

(c) there has not occurred:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Deltic or the capital stock or voting securities of, or other equity interests in, any Deltic Subsidiary (other than (A) regular quarterly cash dividends in an amount not exceeding $0.10 per share of Deltic Common Stock and (B) dividends or other distributions by a direct or indirect wholly owned Deltic Subsidiary to its direct stockholders or other equity holders) or any repurchase for value by Deltic of any capital stock or voting securities of, or other equity interests in, Deltic or the capital stock or voting securities of, or other equity interests in, any Deltic Subsidiary;

(ii) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Deltic, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Deltic;

(iii) any incurrence of material Indebtedness for borrowed money or any guarantee of such material Indebtedness for borrowed money of another Person (other than Deltic or a wholly owned Deltic Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Deltic or any Deltic Subsidiary, other than draws on existing revolving credit facilities in the ordinary course of business;

(iv) (A) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of Deltic’s or any Deltic Subsidiary’s property or assets or any interests therein (other than the sale of inventory in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of $5,000,000 or (B) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of $5,000,000;

(v) any change in financial accounting methods, principles or practices by Deltic or any Deltic Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(vi) any material elections or changes thereto with respect to Taxes by Deltic or any Deltic Subsidiary or any settlement or compromise by Deltic or any Deltic Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

Section 4.09. Taxes.

(a) (i) Each of Deltic and each Deltic Subsidiary has duly and timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Deltic and each Deltic Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Deltic or any Deltic Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings. Deltic and each Deltic Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of its most recent financial statements.

(b) No material Tax or Tax Return of Deltic or any Deltic Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Deltic, oral) notice of such an audit or examination has been received by Deltic or any Deltic Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against Deltic or any Deltic Subsidiary, and no requests for waivers or extensions of the time to assess any such Taxes are pending or have been granted (other than in connection with any extension of time to file any Tax Return). No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, there are no Liens with respect to material Taxes against any of the properties or assets of Deltic or any Deltic Subsidiary. No written or, to the Knowledge of Deltic, other claim has been received by Deltic or any Deltic Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Deltic nor any Deltic Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification Contract (other than such a Contract exclusively between or among Deltic and wholly owned Deltic Subsidiaries or customary tax gross-up or tax indemnity provisions in a credit agreement, purchase agreement, or other commercial agreement the primary purpose of which does not relate to Taxes).

(d) Neither Deltic nor any Deltic Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated, or unitary Tax group (other than a group the common parent of which was Deltic or any Deltic Subsidiary) or (ii) has any liability for material Taxes of any person (other than Deltic or any Deltic Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(e) Neither Deltic nor any Deltic Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(f) Neither Deltic nor any Deltic Subsidiary has taken or agreed to take any action (with respect to the Intended Potlatch REIT Treatment, to the Knowledge of Deltic), or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

(g) Neither Deltic nor any Deltic Subsidiary has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code at any time (i) within the last two years, or (ii) since December 7, 2015.

(h) Neither Deltic nor any Deltic Subsidiary directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(i) In the reasonable estimation of Deltic as of the date hereof, the amount of accumulated “earnings and profits” for U.S. federal income tax purposes for Deltic as of October 1, 2017 (determined as if the taxable year of Deltic closed at the end of September 30, 2017) is approximately $250,000,000.

Section 4.10. Employee Benefits.

(a) Section 4.10(a) of the Deltic Disclosure Letter sets forth a true and complete list of each material Deltic Benefit Plan and each material Deltic Benefit Agreement.

(b) With respect to each material Deltic Benefit Plan and material Deltic Benefit Agreement, Deltic has made available to Potlatch true and complete copies, to the extent applicable, of (i) such Deltic Benefit Plan or Deltic Benefit Agreement, including any material amendment thereto, and a summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each Deltic Benefit Plan and Deltic Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect. Each Deltic Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Deltic Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Deltic Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Deltic Material Adverse Effect, there are no pending or, to the Knowledge of Deltic, threatened claims by, on behalf of or against any Deltic

Benefit Plan or any trust related thereto that could result in any liability to Deltic or any of the Deltic Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Deltic, threatened with respect to any Deltic Benefit Plan.

(d) With respect to each Deltic Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) no such Deltic Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Deltic nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Deltic or any of the Deltic Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Deltic Benefit Plan or by applicable Law) have been made.

(e) None of Deltic and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Deltic and its Subsidiaries nor any of their Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) Section 4.10(f) of the Deltic Disclosure Letter sets forth each Deltic Benefit Plan and Deltic Benefit Agreement that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Deltic Personnel (or any of their beneficiaries) of Deltic or any of the Deltic Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA, Section 4980(6)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by such Deltic Personnel (or any of their beneficiaries).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Deltic Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Deltic Benefit Plan or Deltic Benefit Agreement or any other transaction based payments, (iii) result in any breach or violation of, or default under, or limit Deltic’s right to extend, renew, replace, amend, modify or terminate, any Deltic Benefit Plan or Deltic Benefit Agreement or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code. No Deltic Benefit Plan or Deltic Benefit Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

Section 4.11. Labor and Employment Matters.

(a) As of the date of this Agreement, neither Deltic nor any Deltic Subsidiary is a party to or bound by any Collective Bargaining Agreements with respect to any Deltic Personnel. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) there is no pending or, to the Knowledge of Deltic, threatened strike, lockout, slowdown or work stoppage by or with respect to any Deltic Personnel and (ii) to the Knowledge of Deltic, there are no activities or proceedings of any labor organization to organize any employees of Deltic or any Deltic Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, Deltic and the Deltic Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

Section 4.12. Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Deltic, threatened in writing against or uniquely affecting Deltic or any Deltic Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Deltic, demand or investigation by any Governmental Entity involving Deltic or any Deltic Subsidiary or any of their respective properties or assets, that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect.

Section 4.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, Deltic and the Deltic Subsidiaries are in compliance with all applicable Laws and the Deltic Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Deltic, threatened in writing alleging that Deltic or any Deltic Subsidiary is not in compliance with any applicable Law or Deltic Permit or which challenges or questions the validity of any rights of the holder of any Deltic Permit. This Section 4.13 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.09, 4.10, 4.11, 4.14 and 4.17, respectively.

Section 4.14. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (a) each of Deltic and each Deltic Subsidiary is in compliance with all Environmental Laws, and neither Deltic nor any Deltic Subsidiary has received any written communication alleging that Deltic or any Deltic Subsidiary is in violation of, or has any liability under, any Environmental Law; (b) each of Deltic and each Deltic Subsidiary possesses and is in compliance with all Environmental Permits required for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of Deltic, threatened against or affecting Deltic or any Deltic Subsidiary; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Deltic or any Deltic Subsidiary; and (e) neither Deltic nor any Deltic Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Deltic or any Deltic Subsidiary.

Section 4.15. Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Deltic nor any Deltic Subsidiary is a party to any Contract required to be filed by Deltic as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Deltic Contract”) that has not been so filed.

(b) Except with respect to Contracts solely among Deltic and any wholly owned Deltic Subsidiary or wholly owned Deltic Subsidiaries, or solely among any wholly owned Deltic Subsidiaries, Section 4.15(b) of the Deltic Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract that, in any such case, contains terms that expressly (A) limit or otherwise restrict Deltic or any Deltic Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to Deltic and the Deltic Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract pursuant to which any Indebtedness in excess of $5,000,000 of Deltic or any Deltic Subsidiary is outstanding or may be incurred, other than any such Contract between or among Deltic and the wholly owned Deltic Subsidiaries;

(iii) each partnership, joint venture or similar agreement or Contract to which Deltic or any Deltic Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Deltic and the Deltic Subsidiaries, taken as a whole;

(iv) other than in the ordinary course, each Contract to which Deltic or any Deltic Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $5,000,000;

(v) each Contract to which Deltic or any Deltic Subsidiary is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract;

(vi) each Contract to which Deltic or any Deltic Subsidiary is a party for the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract;

(vii) each Contract with any supplier or vendor under which Deltic or any Deltic Subsidiary is obligated to purchase goods or services involving consideration in excess of $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(viii) each Contract with any customer of Deltic or any Deltic Subsidiary under which Deltic or any Deltic Subsidiary is obligated to sell products for a period of more than three years after the date of this Agreement and involving consideration in excess of $5,000,000 that is not terminable without penalty to Deltic and any Deltic Subsidiary; and

(ix) each Contract to which Deltic or any Deltic Subsidiary is a party with obligations of Deltic or any Deltic Subsidiary with respect to output from a specified geography or territory, other than Contracts under which the total aggregate output is and will after the Effective Time be less than $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract.

Each Contract of the type described in this Section 4.15(b) and each Filed Deltic Contract is referred to herein as a “Deltic Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) each Deltic Material Contract (including, for purposes of this Section 4.15(c) as it relates to Section 7.02(a), any Contract entered into after the date of this Agreement that would have been a Deltic Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Deltic or one of the

Deltic Subsidiaries, as the case may be, and, to the Knowledge of Deltic, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Deltic Material Contract is in full force and effect and (iii) neither Deltic nor any Deltic Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Deltic Material Contract and, to the Knowledge of Deltic, no other party to any such Deltic Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.16. Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, Deltic or a Deltic Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Deltic included in the Deltic Reporting Documents (each, a “Deltic Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for conditions, encroachments, easements, rights of way, restrictions or Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Deltic and each Deltic Subsidiary as presently conducted. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, neither Deltic nor any Deltic Subsidiary has received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Deltic, threatened with respect to any material portion of any of the Deltic Properties. Except for the owners of the properties in which Deltic or a Deltic Subsidiary has a leasehold interest and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, no Person other than Deltic or a Deltic Subsidiary has any ownership interest in any of the Deltic Properties, except to the extent that such interest would not be reasonably expected to adversely impact Deltic’s or the Deltic Subsidiary’s continued use of the applicable Deltic Property consistent with its operation as of the date of this Agreement.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) neither Deltic nor any Deltic Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Deltic Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Deltic Property owned by Deltic or any Deltic Subsidiary (an “Owned Deltic Property”) or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Owned Deltic Property and no encroachments materially and adversely affecting the use of any Owned Deltic Property and (iv) with respect to each Owned Deltic Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Deltic and each Deltic Subsidiary as presently conducted to the extent related to such Owned Deltic Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Deltic’s or the applicable Deltic Subsidiary’s fee simple title to each of the Owned Deltic Properties that is a manufacturing or similar facility, in amounts at least equal to the purchase price paid for ownership of such Deltic Property or such entity that owned such Deltic Property at the time of the issuance of each such policy, (ii) there has not been any claim made against any such policy that has not been resolved and (iii) there is no suit, action or other proceeding pending or, to the Knowledge of Deltic, threatened against or affecting Deltic or any Deltic Subsidiary challenging Deltic’s or the applicable Deltic Subsidiary’s fee simple title to each of the Owned Deltic Properties.

(d) Each of Deltic and each Deltic Subsidiary has complied with the terms of all leases pursuant to which Deltic or a Deltic Subsidiary has a leasehold interest in the Deltic Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, neither Deltic nor any Deltic Subsidiary has taken any action which would disqualify portions of any Deltic Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

Section 4.17. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (a) each of Deltic and each Deltic Subsidiary owns, or is validly licensed or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (b) no suits, actions or other proceedings are pending against Deltic or any Deltic Subsidiary or, to the Knowledge of Deltic, threatened against Deltic or any Deltic Subsidiary that, in any such case alleges that Deltic or any Deltic Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property and (c) to the Knowledge of Deltic, no Person is infringing, misappropriating or otherwise violating the rights of Deltic or any Deltic Subsidiary with respect to any Intellectual Property owned by Deltic or any Deltic Subsidiary.

Section 4.18. Permits. Each of Deltic and each Deltic Subsidiary has all requisite power and authority and possesses all Permits necessary to enable each of Deltic and each Deltic Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Deltic Permits”), except where the failure to have such power or authority or to possess the Deltic Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect.

Section 4.19. Insurance. Except as would not, individually or in the aggregate, have a Deltic Material Adverse Effect, (i) all insurance policies of Deltic and the Deltic Subsidiaries are in full force and effect and (ii) all premiums due thereon have been paid.

Section 4.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Deltic or any Deltic Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Potlatch prior to the date of this Agreement.

Section 4.21. Opinion of Financial Advisor. The Deltic Board has received an opinion from Goldman, Sachs & Co. to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to holders of Deltic Common Stock (other than Potlatch and its affiliates). A signed copy of the written opinion of Goldman, Sachs & Co. rendered to the Deltic Board will be delivered to Potlatch, solely for informational purposes, promptly following receipt thereof by Deltic.

Section 4.22. Investment Company Act. Neither Deltic nor any Deltic Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.23. Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Deltic Reporting Documents and (ii) the Deltic Benefits Plans, Section 4.23 of the Deltic Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Deltic or any Deltic Subsidiary and, on the other hand, any (x) present executive officer or director of Deltic or any Deltic Subsidiary or any person that has served as an executive officer or director of Deltic or any Deltic Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Deltic Common Stock as of the date of this Agreement or (z) to the Knowledge of Deltic, any affiliate of any such officer, director or owner (other than Deltic or any Deltic Subsidiary).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Business.

(a) Conduct of Business by Potlatch. Except for matters set forth in Section 5.01(a) of the Potlatch Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Deltic (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Potlatch shall, and shall cause each Potlatch

Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and business relationships and maintain the status of Potlatch as a REIT. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Potlatch Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Deltic (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Potlatch shall not, and shall not permit any Potlatch Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by Potlatch in respect of shares of Potlatch Common Stock not exceeding $0.40 per share of Potlatch Common Stock with usual declaration, record and payment dates and in accordance with Potlatch’s current dividend policy, (y) dividends and distributions by a direct or indirect wholly owned Potlatch Subsidiary to its parent and (z) as expressly permitted by Section 6.16(b), (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(a)(ii) or Section 5.01(a)(iv), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or any securities of Potlatch or any Potlatch Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the acquisition by Potlatch of shares of Potlatch Common Stock in connection with the surrender of shares of Potlatch Common Stock by holders of Potlatch Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Potlatch Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Potlatch Stock Plans, (3) the acquisition by Potlatch of awards granted pursuant to the Potlatch Stock Plans in connection with the forfeiture of such awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Potlatch or any Potlatch Subsidiary that is intended to qualify under Section 401(k) of the Code (the “Potlatch 401(k) Plan”) of shares of Potlatch Common Stock in order to satisfy participant elections under the Potlatch 401(k) Plan;

(ii) other than as permitted by Section 5.01(a)(iv), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Potlatch or a Potlatch Subsidiary (other than, in the case of a wholly owned Potlatch Subsidiary, to Potlatch or another wholly owned Potlatch

Subsidiary), (B) any other voting securities of or other equity interests in Potlatch or any Potlatch Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, (E) any rights issued by Potlatch or any Potlatch Subsidiary that are linked in any way to the price of any class of Potlatch Capital Stock or any shares of capital stock of any Potlatch Subsidiary, the value of Potlatch, any Potlatch Subsidiary or any part of Potlatch or any Potlatch Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Potlatch or any Potlatch Subsidiary or (F) any Potlatch Voting Debt, in each case other than the issuance of shares of Potlatch Common Stock upon the exercise of Potlatch Stock Options or upon the settlement of Potlatch Restricted Stock Units or Potlatch Performance Share Units or to satisfy tax obligations in respect of vesting or settlement of Potlatch Restricted Stock Units or Potlatch Performance Shares, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement;

(iii) (A) amend (whether by merger, consolidation or otherwise) the Potlatch Charter or the Potlatch By-laws or (B) amend (whether by merger, consolidation or otherwise) the charter or by-laws (or comparable organizational documents) of any Potlatch Subsidiary, except, in the case of the foregoing clause (B), for any amendment that (1) is not material and (2) does not prevent or materially impede, interfere with, hinder or delay the consummation by Potlatch of the Merger or any of the other transactions contemplated by this Agreement;

(iv) except for actions required pursuant to the terms of any Potlatch Benefit Plan or Potlatch Benefit Agreement or the Potlatch Stock Plan, as in effect on the date of this Agreement, or as required by Law, (A) grant to any Potlatch Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, other than (1) to new hires or in connection with promotions in the ordinary course of business consistent with past practice or (2) to any Potlatch Personnel in the ordinary course of business consistent with past practice, (B) grant to any Potlatch Personnel any increase in change in control, retention, severance or termination pay, other than severance payments made in connection with the termination of employment of Potlatch Personnel occurring in the ordinary course of business consistent with past practice, (C) grant or amend any equity or equity-based compensation awards, except for grants of Potlatch Equity Awards pursuant to the Potlatch Stock Plan in the ordinary course of business with a per participant and aggregate value consistent with past practice, (D) enter into or modify any existing employment or consulting agreement with any Potlatch Personnel, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any Potlatch Personnel, (E) hire any employee or engage any consultant, other than in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into or amend in any material respect any material Potlatch Benefit Plan or Potlatch Benefit Agreement (or any plan or agreement that would be a material Potlatch Benefit Plan or Potlatch Benefit Agreement if in existence on the date of this Agreement) or (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Potlatch Benefit Plan or Potlatch Benefit Agreement or the Potlatch Stock Plan;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

(vi) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) transactions among Potlatch and any wholly owned Potlatch Subsidiaries (other than Merger Sub) and (B) acquisitions as to which the aggregate amount of the consideration paid or transferred by Potlatch and the Potlatch Subsidiaries in connection with all such transactions would not exceed $30,000,000; provided that the foregoing shall not restrict or limit Potlatch or any of the Potlatch Subsidiaries from the acquisition of supplies, inventory and other assets in the ordinary course of business consistent with past practice;

(vii) other than in the ordinary course of business consistent with past practice, directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $30,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under
Section 5.01(a)(viii);

(viii) other than as expressly contemplated by this Agreement including Section 6.12, incur any Indebtedness, other than (A) Indebtedness not addressed under any other sub-clause, incurred in the ordinary course of business consistent with past practice and not to exceed $60,000,000 in the aggregate, (B) guarantees by Potlatch or any Potlatch Subsidiaries of any Indebtedness incurred by Potlatch or any Potlatch Subsidiaries, (C) Indebtedness solely involving Potlatch and/or any directly or indirectly wholly owned Potlatch Subsidiaries and (D) Indebtedness incurred under Potlatch’s revolving credit facility or other existing borrowing arrangement or facility;

(ix) enter into, extend, renew, replace, amend, modify or terminate any Collective Bargaining Agreement applicable to the employees of Potlatch or any Potlatch Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Contracts required by Law;

(x) make any expenditure except (A) in accordance with the capital plan for the relevant fiscal quarter as set forth in Section 5.01(a)(x) of the Potlatch Disclosure Letter, (B) reasonably incurred (after consultation with Deltic to the extent practicable) capital expenditures related to operational emergencies and (C) other capital expenditures not to exceed $30,000,000 in aggregate; provided that any amount spent under clause (B) shall reduce the amount under this clause (C), but no such reduction will result in the amount under this clause (C) being less than the amount previously spent hereunder;

(xi) subject to Section 6.09, waive, release, assign, settle or compromise any material claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) do not create obligations of Potlatch or any Potlatch Subsidiary other than (A) insignificant ancillary ordinary course non-monetary relief and (B) after deducting any payments by insurers, the payment of monetary damages equal to or less than (i) the amounts reserved with respect to such claim, action or proceeding in the Potlatch’s consolidated audited balance sheet as of December 31, 2016 (or the notes thereto) included in the Filed Potlatch Reporting Documents plus (ii) in respect of all such claims, actions or proceedings, $10,000,000 in the aggregate;

(xii) other than in the ordinary course of business, (A) extend, renew, replace, amend, modify or terminate any Potlatch Material Contract except (1) in connection with any amendments to or renewals of, Potlatch Material Contracts without materially adverse changes, additions or deletions of terms or (2) otherwise in the ordinary course of business, or (B) enter into any Contract that would be such a Potlatch Material Contract if it had been entered into prior to the date of this Agreement unless such Contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Merger;

(xiii) enter into any new material line of business outside of its existing business;

(xiv) subject to the provisions set forth in Section 6.03(e), take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article 7 not being satisfied, (B) result in new or additional required material approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (except as permitted by Section 5.02);

(xv) take any action, or omit to take any action, which would reasonably be expected to cause (A) Potlatch to fail to qualify as a REIT, (B) any

Potlatch Subsidiary that is a partnership or disregarded entity (including a Qualified REIT Subsidiary) for U.S. federal income tax purposes to be treated as a regarded corporation for U.S. federal income tax purposes, or (C) any Potlatch Subsidiary that is a Taxable REIT Subsidiary or a REIT, as the case may be, to cease to be treated as such (provided, for the avoidance of doubt, that nothing in clauses (B) or (C) shall limit Potlatch’s discretion in determining the initial U.S. federal income tax classification of any newly formed entity);

(xvi) exempt any “Person” from the “Aggregate Stock Ownership Limit,” as such terms are defined in the Potlatch Charter;

(xvii) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to Taxes that exceed $10,000,000 in the aggregate, (C) file any material amended Tax Return, (D) surrender any right to claim a refund or offset of any Taxes that exceed $10,000,000 in the aggregate or (E) change the classification of Potlatch or any Potlatch Subsidiary for U.S. federal income tax purposes (provided, for the avoidance of doubt, that nothing in this clause (E) shall limit Potlatch’s discretion in determining the initial U.S. federal income tax classification of any newly formed entity), except, in the case of each of the foregoing clauses (A) through (E), to qualify or preserve the status of Potlatch as a REIT under the Code or to qualify or preserve the status of any Potlatch Subsidiary as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be; or

(xviii) authorize or enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.01(a) or anything else set forth in this Agreement, but subject to
Section 6.16(b), nothing in this Agreement shall prohibit Potlatch from taking or refraining to take any action, at any time or from time to time, that in the reasonable judgment of Potlatch is reasonably necessary or appropriate for Potlatch to maintain its qualification for taxation as a REIT under the Code for any period, to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period, and to preserve the status of any Potlatch Subsidiary as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, or REIT, as the case may be; provided, however, that such action or inaction, to the extent it would otherwise constitute a breach by Potlatch of this Agreement but for this sentence, shall not in the reasonable determination of Deltic adversely affect the value of the Merger and the transactions contemplated by this Agreement to Deltic or its stockholders in any material respect.

(b) Conduct of Business by Deltic. Except for matters set forth in Section 5.01(b) of the Deltic Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Potlatch (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Deltic shall, and shall cause each Deltic Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Deltic Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Potlatch (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Deltic shall not, and shall not permit any Deltic Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by Deltic in respect of shares of Deltic Common Stock not exceeding $0.10 per share of Deltic Common Stock with usual declaration, record and payment dates and in accordance with Deltic’s current dividend policy, (y) dividends by a direct or indirect wholly owned Deltic Subsidiary to its parent and (z) as expressly permitted by Section 6.16, (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(b)(ii) or Section 5.01(b)(iv), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or any securities of Deltic or any Deltic Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the acquisition by Deltic of shares of Deltic Common Stock in connection with the surrender of shares of Deltic Common Stock by holders of Deltic Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Deltic Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Deltic Stock Plans, (3) the acquisition by Deltic of awards granted pursuant to the Deltic Stock Plans in connection with the forfeiture of such awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Deltic or any Deltic Subsidiary that is intended to qualify under Section 401(k) of the Code (the “Deltic 401(k) Plan”) of shares of Deltic Common Stock in order to satisfy participant elections under the Deltic 401(k) Plan;

(ii) other than as permitted by Section 5.01(b)(iv), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Deltic or any Deltic Subsidiary (other than, in the case of a wholly owned Deltic Subsidiary, to Deltic or another wholly owned Deltic Subsidiary),

(B) any other voting securities of or other equity interests in Deltic or any Deltic Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, (E) any rights issued by Deltic or any Deltic Subsidiary that are linked in any way to the price of any class of Deltic Capital Stock or any shares of capital stock of any Deltic Subsidiary, the value of Deltic, any Deltic Subsidiary or any part of Deltic or any Deltic Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Deltic or any Deltic Subsidiary or (F) any Deltic Voting Debt, in each case other than the issuance of shares of Deltic Common Stock upon the exercise of Deltic Stock Options outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement;

(iii) (A) amend (whether by merger, consolidation or otherwise) the Deltic Charter or the Deltic Bylaws or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any Deltic Subsidiary, except, in the case of the foregoing clause (B), for any amendment that (1) is not material and (2) does not prevent or materially impede, interfere with, hinder or delay the consummation by Deltic of the Merger or any of the other transactions contemplated by this Agreement;

(iv) except for actions required pursuant to the terms of any Deltic Benefit Plan or Deltic Benefit Agreement or the Deltic Stock Plan, as in effect on the date of this Agreement, or as required by Law, (A) grant to any Deltic Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, other than (1) to new hires or in connection with promotions in the ordinary course of business consistent with past practice or (2) to any Deltic Personnel in the ordinary course of business consistent with past practice, (B) grant to any Deltic Personnel any increase in change in control, retention, severance or termination pay, other than severance payments made in connection with the termination of employment of Deltic Personnel occurring in the ordinary course of business consistent with past practice, (C) grant or amend any equity or equity-based compensation awards, except for grants of Deltic Equity Awards pursuant to the Deltic Stock Plan in the ordinary course of business with a per participant and aggregate value consistent with past practice, but which (x) are granted in the form of Deltic Restricted Stock Awards rather than Deltic Stock Option Awards or Deltic Performance Restricted Stock Awards and (y) do not provide for accelerated vesting upon a change in control and instead provide for accelerated vesting only if a participant is terminated without “cause” or resigns for “good reason” following a change in control, (D) enter into or modify any existing employment or consulting agreement with any Deltic Personnel, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any Deltic Personnel, (E) hire any employee or engage any consultant, other than in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into or amend in any material respect any material Deltic Benefit Plan or Deltic Benefit Agreement (or any plan or agreement that would be a material Deltic Benefit Plan or Deltic Benefit Agreement if in existence on the date of this Agreement) or (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Deltic Benefit Plan or Deltic Benefit Agreement or the Deltic Stock Plan;

(v) communicate with any Deltic Personnel regarding the compensation, benefits or other treatment that will be provided by Potlatch following the Effective Time, unless (A) Potlatch has had a reasonable opportunity to review and comment on such communications or (B) such communications are consistent in all material respects with those previously reviewed by Potlatch in accordance with clause (A);

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) transactions among Deltic and any wholly owned Deltic Subsidiaries and (B) acquisitions as to which the aggregate amount of the consideration paid or transferred by Deltic and the Deltic Subsidiaries in connection with all such transactions would not exceed $15,000,000; provided that the foregoing shall not restrict or limit Deltic or any of the Deltic Subsidiaries from the acquisition of supplies, inventory and other assets in the ordinary course of business consistent with past practice;

(viii) other than in the ordinary course of business consistent with past practice, directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $15,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under
Section 5.01(b)(ix);

(ix) other than as expressly contemplated by this Agreement including Section 6.12, incur any Indebtedness, other than (A) Indebtedness not addressed under any other sub-clause, incurred in the ordinary course of business consistent with past practice and not to exceed $30,000,000 in the aggregate, (B) guarantees by Deltic or any Deltic Subsidiaries of any Indebtedness incurred by Deltic or any Deltic Subsidiaries, (C) Indebtedness solely involving Deltic and/or any directly or indirectly wholly owned Deltic Subsidiaries and (D) Indebtedness incurred under Deltic’s revolving credit facility or other existing borrowing arrangement or facility;

(x) enter into, extend, renew, replace, amend, modify or terminate any Collective Bargaining Agreement applicable to the employees of Deltic or any Deltic Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Contracts required by Law;

(xi) make any expenditure except (A) in accordance with the capital plan for the relevant fiscal quarter as set forth in Section 5.01(b)(x) of the Deltic Disclosure Letter, (B) reasonably incurred (after consultation with Potlatch to the extent practicable) capital expenditures related to operational emergencies and (C) other capital expenditures not to exceed $15,000,000 in aggregate; provided that any amount spent under clause (B) shall reduce the amount under this clause (C), but no such reduction will result in the amount under this clause (C) being less than the amount previously spent hereunder;

(xii) subject to Section 6.09, waive, release, assign, settle or compromise any material claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) do not create obligations of Deltic or any Deltic Subsidiary other than (A) insignificant ancillary ordinary course non-monetary relief and (B) after deducting payments by any insurers, the payment of monetary damages equal to or less than (i) the amounts reserved with respect to such claim, action or proceeding in the Deltic’s consolidated audited balance sheet as of December 31, 2016 (or the notes thereto) included in the Filed Deltic Reporting Documents plus (ii) in respect of all such claims, actions or proceedings, $5,000,000 in the aggregate;

(xiii) other than in the ordinary course of business, (A) extend, renew, replace, amend, modify or terminate any Deltic Material Contract except (1) in connection with any amendments to or renewals of, Deltic Material Contracts without materially adverse changes, additions or deletions of terms or (2) otherwise in the ordinary course of business, or (B) enter into any Contract that would be such a Deltic Material Contract if it had been entered into prior to the date of this Agreement unless such Contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Merger;

(xiv) enter into any new material line of business outside of its existing business;

(xv) subject to the provisions set forth in Section 6.03(e), take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article 7 not being satisfied, (B) result in new or additional required material approvals from any

Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (except as permitted by Section 5.03);

(xvi) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to Taxes that exceed $5,000,000 in the aggregate, (C) file any material amended Tax Return, (D) surrender any right to claim a refund or offset of any Taxes that exceed $5,000,000 in the aggregate or (E) change the classification of Deltic or any Deltic Subsidiary for U.S. tax purposes; or

(xvii) authorize or enter into any Contract to do any of the foregoing.

(c) No Control of Potlatch’s Business. Deltic acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Deltic, directly or indirectly, the right to control or direct the operations of Potlatch or any Potlatch Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Potlatch shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Potlatch Subsidiaries’ respective operations.

(d) No Control of Deltic’s Business. Potlatch acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Potlatch, directly or indirectly, the right to control or direct the operations of Deltic or any Deltic Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Deltic shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Deltic Subsidiaries’ respective operations.

Section 5.02. No Solicitation by Potlatch; Potlatch Board Recommendation. (a) Potlatch shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Potlatch Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives in connection with any potential Potlatch Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article 8, Potlatch shall not, nor shall it authorize any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any Potlatch Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal or (ii) enter into or participate in any discussions or negotiations with, or furnish any information with respect to, or cooperate in any way with any Person who has made or, to Potlatch’s Knowledge, is seeking to make, a Potlatch Takeover Proposal with respect to any Potlatch Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Potlatch Stockholder Approval, in response to a bona fide written Potlatch Takeover Proposal that the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Potlatch Proposal, and which Potlatch Takeover Proposal was made after the date of this Agreement and did not result from a material breach of the non-solicitation provisions of this Section 5.02(a), Potlatch may (and may authorize the Potlatch Subsidiaries and its and their respective Representatives to), subject to compliance with Section 5.02(c), (x) furnish information with respect to Potlatch and the Potlatch Subsidiaries to the Person making such Potlatch Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Deltic or is provided to Deltic prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “Potlatch Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such Potlatch Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Potlatch Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by (x) any controlled Affiliate of Potlatch or (y) any other Affiliates of Potlatch or any of its or their Representatives which violation was known by Potlatch (unless promptly after Potlatch knew of such violation it took all reasonable actions to cause such violation to cease), in each case shall constitute a breach of this Section 5.02(a) by Potlatch. If Potlatch or any of its Representatives receives any inquiry from any Person regarding a Potlatch Takeover Proposal, nothing herein shall prohibit Potlatch from directing such Person to this Section 5.02(a).

(b) Except as set forth below, neither the Potlatch Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Deltic), or propose publicly to withdraw (or to modify in any manner adverse to Deltic), the Potlatch Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Potlatch Takeover Proposal or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Potlatch or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar or comparable Contract (each, an “Acquisition Agreement”) (other than a Potlatch Acceptable Confidentiality Agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Potlatch Takeover Proposal, or requiring, or reasonably expected to cause, Potlatch to abandon, terminate, delay or fail to consummate, or that would otherwise prevent or materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (any action in clause (i) or clause (ii) (other than Potlatch or any Potlatch Affiliate executing or entering into any Acquisition Agreement (other than a Potlatch Acceptable Confidentiality Agreement)) being referred to as a “Potlatch Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Potlatch Stockholder Approval, the Potlatch Board may make a Potlatch Adverse Recommendation Change if (i) Potlatch receives a Superior Potlatch Proposal or (ii) a Potlatch Intervening Event occurs and, in each case, the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Potlatch shall not be entitled to exercise its right to make a Potlatch Adverse Recommendation Change in connection with a Potlatch Takeover Proposal or a Superior Potlatch Proposal or a Potlatch Intervening Event until after the fifth Business Day following Deltic’s receipt of written notice (a “Potlatch Notice of Recommendation Change”) from Potlatch advising Deltic that the Potlatch Board intends to take such action, including the terms and conditions of any Potlatch Takeover Proposal or Superior Potlatch Proposal or the nature of the Potlatch Intervening Event that is the basis of the proposed action by the Potlatch Board (it being understood and agreed that any amendment to the financial terms or any material change to any material term of such Potlatch Takeover Proposal or Superior Potlatch Proposal shall require a new Potlatch Notice of Recommendation Change, except that references to the five Business Day period above shall be deemed to be references to a two Business Day period). In determining whether to make a Potlatch Adverse Recommendation Change, the Potlatch Board shall take into account any changes to the terms of this Agreement proposed by Deltic in response to a Potlatch Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Potlatch set forth in Sections 5.02(a) and 5.02(b), Potlatch shall promptly (and in any event within one Business Day of receipt thereof by Potlatch) advise Deltic in writing of any Potlatch Takeover Proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal, the material terms and conditions of any such Potlatch Takeover Proposal (including any material changes thereto) and the identity of the Person making any such Potlatch Takeover Proposal. Potlatch shall (i) keep Deltic informed in all material respects of the status and details (including any material change to the terms thereof) of any Potlatch Takeover Proposal and (ii) provide to Deltic as soon as reasonably practicable after receipt or delivery thereof copies of all written and electronic materials that describe any Potlatch Takeover Proposal and any material amendments thereto exchanged between Potlatch or any of the Potlatch Subsidiaries or any of its or their Representatives and any other Person who describes any of the terms or conditions of any Potlatch Takeover Proposal.

(d) At any time prior to obtaining the Potlatch Stockholder Approval, provided that Potlatch and its Affiliates have complied in all material respects with the applicable provisions of this Section 5.02, the Potlatch Board may, concurrently with making a Potlatch Adverse Recommendation Change, cause Potlatch to terminate this Agreement pursuant to Section 8.01(g) (including payment of the Potlatch Termination Fee) and concurrently enter into a binding definitive agreement providing for such Superior Potlatch Proposal.

(e) Nothing contained in this Section 5.02 shall prohibit Potlatch from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or issuing a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Potlatch if, in the good faith judgment of the Potlatch Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law.

(f) For purposes of this Agreement:

“Potlatch Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that materially affects the business, assets or operations of Potlatch or Deltic (provided that, in the case of a Potlatch Intervening Event that relates to any event, change, effect, development or occurrence that materially affect the business, assets or operations of Deltic rather than the business, assets or operations of Potlatch, the Potlatch Board must have concluded in good faith that such Potlatch Intervening Event has had or would reasonably be expected to have a Deltic Material Adverse Effect) and that (i) was not known, or reasonably foreseeable, to the Board of Directors of Potlatch as of or prior to the date of this Agreement and did not result from a material breach of this Agreement by Potlatch and (ii) does not relate to or involve a Superior Potlatch Proposal or Potlatch Takeover Proposal; provided, however, that no such event, change, effect, development or occurrence shall be taken into account in determining whether a Potlatch Intervening Event has occurred or arisen to the extent that it results from or arises out of: (i) changes or conditions generally affecting any of the industries in which Potlatch or Deltic operates, (ii) general economic or political conditions within the region of the United States in which Potlatch or Deltic has operations; (iii) any change in applicable Law or GAAP (or authoritative interpretation of Law or GAAP); (iv) any failure, in and of itself, by Deltic to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Potlatch Intervening Event unless otherwise excluded in this definition of “Potlatch Intervening Event”); (v) any occurrence, in and of itself, in which Potlatch exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such exceedance may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Potlatch Intervening Event unless otherwise excluded in this definition of “Potlatch Intervening Event”); (vi) compliance by Potlatch or Deltic with or performance by Potlatch or Deltic under this Agreement or the transactions contemplated hereby; or (vii) any change, in and of itself, in the market price or trading value of Potlatch Common Stock or Deltic Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Potlatch

Intervening Event unless otherwise excluded in this definition of “Potlatch Intervening Event”) (except, in the case of clauses (i), (ii) or (iii) to the extent such change or condition has a materially disproportionate effect on Potlatch and its Subsidiaries, taken as a whole, or Deltic and its Subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Potlatch and its Subsidiaries or Deltic and its Subsidiaries, as applicable, operate).

“Potlatch Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Deltic or any of its Affiliates, with respect to any (i) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Potlatch Subsidiary or otherwise) of any business or assets of Potlatch or the Potlatch Subsidiaries representing 25% or more of the consolidated revenues, consolidated net income or consolidated assets of Potlatch and the Potlatch Subsidiaries or securities convertible into or exchangeable or exercisable for or representing 25% or more of the total outstanding voting power of Potlatch, (ii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the total outstanding voting power of Potlatch or (iii) combination of the foregoing (in each case, other than the Merger).

“Superior Potlatch Proposal” means any binding bona fide written offer that did not result from a material breach of the non-solicitation provisions of Section 5.02(a) made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Potlatch Common Stock or all or substantially all of the assets of Potlatch and the Potlatch Subsidiaries, taken as a whole, (i) on terms which the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the holders of Potlatch Common Stock than the Merger, taking into account all the material terms and conditions of such offer (including the material legal, financial and regulatory aspects of the proposal) and of this Agreement (including any changes proposed by Deltic to the terms of this Agreement) and (ii) that the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor) is otherwise reasonably capable of being consummated on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

Section 5.03. No Solicitation by Deltic; Deltic Board Recommendation. (a) Deltic shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Deltic Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Deltic Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives in connection with any potential Deltic Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article 8, Deltic shall not, nor shall it authorize any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any Deltic Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Deltic Takeover Proposal or (ii) enter into or participate in any discussions or negotiations with, or furnish any information with respect to, or cooperate in any way with any Person who has made or, to Deltic’s Knowledge, is seeking to make, a Deltic Takeover Proposal with respect to any Deltic Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Deltic Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Deltic Stockholder Approval, in response to a bona fide written Deltic Takeover Proposal that the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Deltic Proposal, and which Deltic Takeover Proposal was made after the date of this Agreement and did not result from a material breach of the non-solicitation provisions of this Section 5.03(a), Deltic may (and may authorize the Deltic Subsidiaries and its and their respective Representatives to), subject to compliance with Section 5.03(c), (x) furnish information with respect to Deltic and the Deltic Subsidiaries to the Person making such Deltic Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Potlatch or is provided to Potlatch prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “Deltic Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such Deltic Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Deltic Takeover Proposal (and such Person’s Representatives).Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by (x) any controlled Affiliate of Deltic or (y) any other Affiliates of Deltic or any of its or their Representatives which violation was known by Deltic (unless promptly after Deltic knew of such violation it took all reasonable actions to cause such violation to cease), in each case shall constitute a breach of this Section 5.03(a) by Deltic. If Deltic or any of its Representatives receives any inquiry from any Person regarding a Deltic Takeover Proposal, nothing herein shall prohibit Deltic from directing such Person to this Section 5.03(a).

(b) Except as set forth below, neither the Deltic Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Potlatch), or propose publicly to withdraw (or to modify in any manner adverse to Potlatch), the Deltic Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Deltic Takeover Proposal or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Deltic or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a Deltic Acceptable Confidentiality Agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Deltic Takeover Proposal, or requiring, or reasonably expected to cause, Deltic to abandon, terminate, delay or fail to consummate, or that would otherwise prevent or materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (any action in clause (i) or clause (ii) (other than Deltic or any Deltic Affiliate executing or entering into any Acquisition Agreement (other than a Deltic Acceptable Confidentiality Agreement)) being referred to as a “Deltic Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Deltic Stockholder Approval, the Deltic Board may make a Deltic Adverse Recommendation Change if (i) Deltic receives a Superior Deltic Proposal or (ii) a Deltic Intervening Event occurs and, in each case, the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Deltic shall not be entitled to exercise its right to make a Deltic Adverse Recommendation Change in connection with a Deltic Takeover Proposal or a Superior Deltic Proposal or a Deltic Intervening Event until after the fifth Business Day following Potlatch’s receipt of written notice (a “Deltic Notice of Recommendation Change”) from Deltic advising Potlatch that the Deltic Board intends to take such action, including the terms and conditions of any Deltic Takeover Proposal or Superior Deltic Proposal or the nature of the Deltic Intervening Event that is the basis of the proposed action by the Deltic Board (it being understood and agreed that any amendment to the financial terms or any material change to any material term of such Deltic Takeover Proposal or Superior Deltic Proposal shall require a new Deltic Notice of Recommendation Change, except that references to the five Business Day period above shall be deemed to be references to a two Business Day period). In determining whether to make a Deltic Adverse Recommendation Change, the Deltic Board shall take into account any changes to the terms of this Agreement proposed by Potlatch in response to a Deltic Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Deltic set forth in Sections 5.03(a) and 5.03(b), Deltic shall promptly (and in any event within one Business Day of receipt thereof by Deltic) advise Potlatch in writing of any Deltic Takeover Proposal that may reasonably be expected to lead to a Deltic Takeover Proposal, the material terms and conditions of any such Deltic Takeover Proposal (including any material changes thereto) and the identity of the Person making any such Deltic Takeover Proposal. Deltic shall (i) keep Potlatch informed in all material respects of the status and details (including any material change to the terms thereof) of any Deltic Takeover Proposal and (ii) provide to Potlatch as soon as reasonably practicable after receipt or delivery thereof copies of all written and electronic materials that describe any Deltic Takeover Proposal and any material amendments thereto exchanged between Deltic or any of the Deltic Subsidiaries or any of its or their Representatives and any other Person who describes any of the terms or conditions of any Deltic Takeover Proposal.

(d) At any time prior to obtaining the Deltic Stockholder Approval, provided that Deltic and its Affiliates have complied in all material respects with the applicable provisions of this Section 5.03, the Deltic Board may, concurrently with making a Deltic Adverse Recommendation Change, cause Deltic to terminate this Agreement pursuant to Section 8.01(h) (including payment of the Deltic Termination Fee) and concurrently enter into a binding definitive agreement providing for such Superior Deltic Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit Deltic from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or issuing a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Deltic if, in the good faith judgment of the Deltic Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law.

(f) For purposes of this Agreement:

“Deltic Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that materially affects the business, assets or operations of Deltic or Potlatch (provided that, in the case of a Deltic Intervening Event that relates to any event, change, effect, development or occurrence that materially affect the business, assets or operations of Potlatch rather than the business, assets or operations of Deltic, the Deltic Board must have concluded in good faith that such Deltic Intervening Event has had or would reasonably be expected to have a Potlatch Material Adverse Effect) and that (i) was not known, or reasonably foreseeable, to the Board of Directors of Deltic as of or prior to the date of this Agreement and did not result from a material breach of this Agreement by Deltic and (ii) does not relate to or involve a Superior Deltic Proposal or Deltic Takeover Proposal; provided, however, that no such event, change, effect, development or occurrence shall be taken into account in determining whether a Deltic Intervening Event has occurred or arisen to the extent that it results from or arises out of: (i) changes or conditions generally affecting any of the industries in which Deltic or Potlatch operates, (ii) general economic or political conditions within the region of the United States in which Deltic or Potlatch has operations; (iii) any change in applicable Law or GAAP (or authoritative interpretation of Law or GAAP); (iv) any failure, in and of itself, by Potlatch to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Deltic Intervening Event unless otherwise excluded in this definition of “Deltic Intervening Event”); (v) any occurrence, in and of itself, in which Deltic exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such exceedance may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Deltic Intervening Event unless otherwise excluded in this definition of “Deltic Intervening Event”); (vi) compliance by Deltic or Potlatch with or performance by Deltic or Potlatch under this Agreement or the transactions contemplated hereby; or (vii) any change, in and of itself, in the market price or trading value of Deltic Common Stock or Potlatch Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Deltic Intervening Event unless otherwise excluded in this definition of “Deltic Intervening Event”) (except, in the case of clauses (i), (ii) or (iii) to the extent such change or condition has a materially disproportionate effect on Deltic and its Subsidiaries, taken as a whole, or Potlatch and its Subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Deltic and its Subsidiaries or Potlatch and its Subsidiaries, as applicable, operate).

“Deltic Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Potlatch or any of its Affiliates, with respect to any (i) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Deltic Subsidiary or otherwise) of any business or assets of Deltic or the Deltic Subsidiaries representing 25% or more of the consolidated revenues, consolidated net income or consolidated assets of Deltic and the Deltic Subsidiaries or securities convertible into or exchangeable or exercisable for or representing 25% or more of the total outstanding voting power of Deltic, (ii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the total outstanding voting power of Deltic or (iii) combination of the foregoing (in each case, other than the Merger).

“Superior Deltic Proposal” means any binding bona fide written offer that did not result from a material breach of the non-solicitation provisions of Section 5.03(a) made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Deltic Common Stock or all or substantially all of the assets of Deltic and the Deltic Subsidiaries, taken as a whole, (i) on terms which the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the holders of Deltic Common Stock than the Merger, taking into account all the material terms and conditions of such offer (including the material legal, financial and regulatory aspects of the proposal) and of this Agreement (including any changes proposed by Potlatch to the terms of this Agreement) and (ii) that the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor) is otherwise reasonably capable of being consummated on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Potlatch Stockholders Meeting and Deltic Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, and no later than 45 days following the date of this Agreement (or such other date as is mutually agreed by Potlatch and Deltic), Potlatch and Deltic shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Potlatch relating to the Potlatch Stockholders Meeting and to the stockholders of Deltic relating to the Deltic Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Potlatch shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Potlatch and Deltic shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Potlatch and Deltic shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Potlatch and Deltic shall, promptly following receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Potlatch and Deltic shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Potlatch and Deltic (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Potlatch and Deltic shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Potlatch and Deltic shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Potlatch and Deltic shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act and any applicable foreign or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration.

(b) If, to the Knowledge of Potlatch, prior to the Effective Time, any event occurs with respect to Potlatch or any Potlatch Subsidiary, or any change occurs, or inaccuracy is discovered, with respect to information supplied by Potlatch for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Potlatch shall promptly notify Deltic of such event, and Potlatch and Deltic shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Potlatch’s stockholders and Deltic’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If, to the Knowledge of Deltic, prior to the Effective Time, any event occurs with respect to Deltic or any Deltic Subsidiary, or any change occurs, or inaccuracy is discovered, with respect to information supplied by Deltic for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Deltic shall promptly notify Potlatch of such event, and Potlatch and Deltic shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Potlatch’s stockholders and Deltic’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Potlatch shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Potlatch Stockholders Meeting for the purpose of seeking the Potlatch Stockholder Approval. Potlatch shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to Potlatch’s stockholders and (y) to hold the Potlatch Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Potlatch Charter and the Potlatch By-laws. Unless the Potlatch Board has made a Potlatch Adverse Recommendation Change as permitted by Section 5.02(b), Potlatch shall, through the Potlatch Board, recommend to its stockholders that they give the Potlatch Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use reasonable best efforts to solicit the Potlatch Stockholder Approval. Except as expressly contemplated by the immediately preceding sentence or Section 5.02, Potlatch agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Potlatch of any Potlatch Takeover Proposal or by the making of any Potlatch Adverse Recommendation Change by the Potlatch Board. Notwithstanding anything to the contrary contained in this Agreement, if Potlatch reasonably believes, after consulting with its outside counsel and Deltic, that (i) it is necessary to postpone or adjourn the Potlatch Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Potlatch within a reasonable amount of time in advance of the Potlatch Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Potlatch Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient Potlatch Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Potlatch Stockholders Meeting, then Potlatch, after consultation with Deltic, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Potlatch Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Potlatch Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Potlatch Stockholders Meeting is then scheduled to be held, Potlatch delivers a notice of an intent to make a Potlatch Adverse Recommendation Change, Deltic may direct Potlatch to postpone the Potlatch

Stockholders Meeting for up to six Business Days and Potlatch shall promptly, and in any event no later than the next Business Day, postpone the Potlatch Stockholders Meeting in accordance with Deltic’s direction, subject to Potlatch’s right to postpone the Potlatch Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e) Deltic shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Deltic Stockholders Meeting for the purpose of seeking the Deltic Stockholder Approval. Deltic shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to Deltic’s stockholders and (y) to hold the Deltic Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Deltic Charter and the Deltic Bylaws. Unless the Deltic Board has made a Deltic Adverse Recommendation Change as permitted by Section 5.03(b), Deltic shall, through the Deltic Board, recommend to its stockholders that they give the Deltic Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use reasonable best efforts to solicit the Deltic Stockholder Approval. Except as expressly contemplated by the immediately preceding sentence or Section 5.03, Deltic agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Deltic of any Deltic Takeover Proposal or by the making of any Deltic Adverse Recommendation Change by the Deltic Board. Notwithstanding anything to the contrary contained in this Agreement, if Deltic reasonably believes, after consulting with its outside counsel and Potlatch, that (i) it is necessary to postpone or adjourn the Deltic Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Deltic within a reasonable amount of time in advance of the Deltic Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Deltic Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Deltic Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Deltic Stockholders Meeting, then Deltic, after consultation with Potlatch, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Deltic Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Deltic Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Deltic Stockholders Meeting is then scheduled to be held, Deltic delivers a notice of an intent to make a Deltic Adverse Recommendation Change, Potlatch may direct Deltic to postpone the Deltic Stockholders Meeting for up to six Business Days and Deltic shall promptly, and in any event no later than the next Business Day, postpone the Deltic Stockholders Meeting in accordance with Potlatch’s direction, subject to Deltic’s right to postpone the Deltic Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(f) Each of Potlatch and Deltic shall use its reasonable best efforts to hold the Potlatch Stockholders Meeting and the Deltic Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 6.02. Access to Information; Confidentiality. Subject to applicable Law, each of Potlatch and Deltic shall, and shall cause each of its respective Subsidiaries to, afford to the other parties and to the Representatives of such other parties reasonable access, during business hours and during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the providing party’s business or operations) and, during such period, each of Potlatch and Deltic shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other parties (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities Laws and (b) all other information concerning its business, properties and personnel as either such other party may reasonably request; provided, however, that both Potlatch and Deltic may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), (iii) personnel records that, in its good faith opinion, could subject it to risk of liability or (iv) if, in the reasonable judgment of such party, the sharing of such document or information violates applicable Law. All information exchanged pursuant to this Section 6.02 shall be subject to the mutual confidentiality agreement dated April 5, 2017 between Potlatch and Deltic (the “Confidentiality Agreement”).

Section 6.03. Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including obtaining all necessary Governmental Entity and third party consents, approvals and authorizations.

(b) Without limiting Section 6.03(a), Potlatch and the Potlatch Board and Deltic and the Deltic Board, as the case may be, shall use their respective reasonable best efforts to (i) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Should Potlatch or any Potlatch Subsidiary own shares of Deltic Common Stock entitled to vote at the Deltic Stockholders Meeting, Potlatch shall, and shall cause its Subsidiaries to, vote all such shares of Deltic Common Stock in favor of the proposal to adopt this Agreement.

(d) Without limiting the generality of the foregoing, each of Potlatch and Deltic shall:

(i) make or cause to be made, in consultation and cooperation with the other (A) as promptly as practicable after the date of this Agreement, and in any event within 20 days of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (B) as promptly as practical after the date of this Agreement, all necessary registrations, declarations, notices, applications and filings relating to the Merger with applicable Governmental Entities under any applicable antitrust, competition, foreign investment, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice, application or filing and in order to achieve the effects set forth in Section 6.03(d);

(iii) give the other reasonable prior notice of any such registration, declaration, notice, application or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing, application or communication;

(iv) use its reasonable best efforts to respond (including by providing any requested information or documentation reasonably available) as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar Laws for information or documentation in connection with antitrust, competition, foreign investment, trade regulation or similar matters and not enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, but subject to Section 6.03(e);

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger; and

(vi) use its reasonable best efforts to avoid the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would prevent, restrain or delay the Closing.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.03 and Section 6.09 shall not be construed to (i) require Potlatch or any Potlatch Subsidiary or Deltic or any Deltic Subsidiary or (ii) permit Deltic or any Deltic Subsidiary without the prior written consent of Potlatch, to undertake any efforts or to take any action if the taking of all such efforts or action, in the aggregate, would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Regulatory Material Adverse Effect. “Regulatory Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of the Combined Company.

Section 6.04. Equity Awards.

(a) Each Deltic Stock Option Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any required action on the part of Deltic or any holder of any such Deltic Stock Option Award, vest in full and shall be converted into an option, on the same terms and conditions (other than vesting) as were applicable under such Deltic Stock Option Award, to acquire a number of shares of Potlatch Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Deltic Common Stock subject to the Deltic Stock Option Award immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Deltic Common Stock of such Deltic Stock Option Award immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that in the case of any Deltic Stock Option Award to which Section 422 of the Code applies, the exercise price and the number of shares of Potlatch Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(b) Each Share of Deltic Common Stock underlying each Deltic Equity Award that is a Deltic Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any required action on the part of Deltic or any holder of any such Deltic Restricted Stock Award, vest in full, and the restrictions and forfeiture conditions with respect thereto shall lapse and expire, and each share of Deltic Common Stock underlying such Deltic Restricted Stock Award shall be converted into shares of Potlatch Common Stock in accordance with Section 2.01(b); provided, that any Deltic Restricted Stock Awards that are granted between the date hereof and the Closing Date shall not vest immediately prior to the Effective Time and instead will be converted into shares of Potlatch Common Stock in accordance with Section 2.01(b) (“Converted Deltic Restricted Stock Awards”) and will continue to be subject to the same restrictions, vesting and forfeiture conditions, including, for the avoidance of doubt, that any such Converted Deltic Restricted Stock Awards shall vest in full if the employment of the holder of any such Converted Deltic Restricted Stock Award is terminated without “cause” or for “good reason” following the Closing Date; provided, further, that Deltic Restricted Stock Awards held by any non-employee director of Deltic who will become a director of Potlatch effective as of the Closing Date may be converted into restricted stock awards of Potlatch as provided in Section 5.01(b)(iv) of the Deltic Disclosure Letter.

(c) Each share of Deltic Common Stock underlying each Deltic Equity Award that is a Deltic Performance-Based Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any required action on the part of Deltic or any holder of any such Deltic Performance-Based Restricted Stock Award, be deemed to have been achieved at the maximum level and, accordingly, shall vest in full at 200% of target. Each share of Deltic Common Stock underlying any Deltic Performance-Based Restricted Stock Award that vests in accordance with this Section 6.04(c), shall be converted into shares of Potlatch Common Stock in accordance with Section 2.01(b).

(d) All adjustments to Deltic Stock Option Awards pursuant to this Section 6.04 shall be in accordance with, and no amounts shall be payable with respect thereto, as applicable, prior to the time permissible under, the requirements under Section 409A of the Code. All rounding described in this Section 6.04 shall be done on an aggregate basis per Deltic Stock Option Award and any holder of a Deltic Stock Option Award the adjustment of which results in fractional shares shall be entitled to a cash payment as provided under Section 2.02(f) of this Agreement in respect of such fractional share.

(e) At the Effective Time, Potlatch shall assume all the obligations of Deltic under the Deltic Stock Plan and each Deltic Stock Option Award and Converted Deltic Restricted Stock Award outstanding at the Effective Time and the agreements evidencing the grants thereof, in each case, subject to the adjustments in this Section 6.04. As soon as practicable after the Effective Time, Potlatch shall deliver to the holders of Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards appropriate notices setting forth such holders’ rights pursuant to the Deltic Stock Plan, and the agreements evidencing the grants of such Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards and such Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(f) Potlatch shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Potlatch Common Stock for delivery upon exercise of the Deltic Stock Option Awards assumed in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Potlatch shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Potlatch Common Stock subject to the Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein), and to maintain an optionholder broker-assisted cashless exercise program for the Deltic Stock Option Awards, for so long as such Deltic Stock Option Awards remain outstanding.

(g) As soon as practicable following the date of this Agreement, Deltic shall take all actions necessary to ensure that, as of the Effective Time, no Deltic Personnel or any other current or former participant in the Deltic Stock Plan, any Deltic Benefit Plan or any Deltic Benefit Agreement shall have any right thereunder to acquire any capital stock or voting securities of, or other equity interests in, Potlatch, Deltic or their respective Subsidiaries, except for the right of any holder of Deltic Stock Option Awards, to receive shares of Potlatch Common Stock upon exercise thereof in accordance with Section 6.04(a).

Section 6.05. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Potlatch shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (including to the fullest extent authorized or permitted by any amendments to applicable Law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors) (and shall promptly advance expenses actually and reasonably incurred to the fullest extent permitted under applicable Law (including to the fullest extent authorized or permitted by any amendments to applicable Law adopted after the date of this Agreement that increase the extent to which a corporation may advance expenses to its officers and directors)) each former and present director or officer of Deltic or any Deltic Subsidiary, as the case may be (the “Deltic Indemnified Parties”), if such Deltic Indemnified Party is or was a party or is threatened to be made a party, to any actual or threatened suit, action or other proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring, or acts or omissions occurring, at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby and the approval of any of the foregoing), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, actually incurred by the Deltic Indemnifying Party in connection with such suit, action or other proceeding, whether asserted or claimed prior to, at or after the Effective Time, arising out of or pertaining to the fact that the Deltic Indemnified Party is or was an officer or director of Deltic or any Deltic Subsidiary or is or was serving at the request of Deltic or any Deltic Subsidiary as a director or officer of another Person. Any indemnification or other similar agreements of Deltic or any Deltic Subsidiary, in each case as in effect on the date of this Agreement, a true and complete copy of which has been made available to Potlatch prior to the date of this Agreement, shall be assumed by Potlatch in the Merger, without further action as of the Effective Time, and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the indemnification provided for by this Section 6.05(a) shall not apply to any Deltic Indemnified Party who becomes a director of or remains an employee of the Combined Company after the Closing, in each case, to the extent relating to suits, actions or other proceedings to the extent relating to acts or omissions occurring after the Effective Time; it being understood that such matters will be subject to the indemnification arrangements the Combined Company has in place after the Effective Time that are applicable to similarly situated individuals.

(b) In the event that Potlatch or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case Potlatch shall cause proper provision to be made so that the successors and assigns of Potlatch assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) Subject to the following sentence, for a period of six years following the Effective Time, Potlatch will purchase and provide director’s and officer’s liability insurance from an insurance carrier or carriers with the same or better credit rating as Deltic’s current insurance carriers with respect to such director’s and officer’s insurance that serves to reimburse the present and former officers and directors of Deltic or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less favorable to the Deltic Indemnified Parties as the coverage currently provided by Deltic’s current insurance carriers; provided, that in no event shall Potlatch be required to expend, on an annual basis, an amount in excess of 250% of the annual premiums paid as of the date hereof by Deltic for such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Potlatch will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Deltic (subject to the proviso below), or if requested by Potlatch, prior to the Effective Time and in lieu of the foregoing, Deltic may (and Deltic shall, if requested by Potlatch and if such policy is available), purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the aggregate Premium Cap for the six-year period) and fully pay for such policy prior to the Effective Time, in which event Potlatch’s obligations under this

Section 6.05(c) shall be fully satisfied; provided that Deltic may not exercise its option to purchase such tail policy if, after providing written notice to Potlatch of its intention to do so, Potlatch agrees to purchase such tail policy and does so purchase such tail policy prior to Closing. References in this Section 6.05(c) to the coverage currently provided by Deltic’s current insurance carriers shall also include the employment practices liability and fiduciary liability coverages provided by Deltic’s current insurance carriers.

(d) For a period of six years from the Effective Time, the limited liability company agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Deltic Charter or Deltic Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Deltic Indemnified Parties, unless such modification shall be required by Law and then only to the extent required by Law.

(e) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Deltic Indemnified Party, his or her heirs and his and her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that each Deltic Indemnified Party may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of Deltic and the Deltic Subsidiaries.

(f) If any Deltic Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.05 that is denied by Potlatch and/or the Surviving Company, and a court of competent jurisdiction determines that the Deltic Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Potlatch or the Surviving Company shall pay such Deltic Indemnified Party’s reasonable costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Potlatch and/or the Surviving Company.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Deltic or any of its respective subsidiaries or any of its or their respective directors, officers or other employees.

Section 6.06. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) Deltic shall pay to Potlatch a fee of $33,000,000 (the “Deltic Termination Fee”) if:

(i) (A) Potlatch terminates this Agreement pursuant to (x) Section 8.01(c) as a result of a material breach of Section 5.03 or (y) Section 8.01(e) or (B) either Potlatch or Deltic terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iv), in either case, at any time at or after which Potlatch would have been permitted to terminate this Agreement pursuant to Section 8.01(c) as a result of a material breach of Section 5.03 or pursuant to Section 8.01(e);

(ii) (A) prior to the Deltic Stockholders Meeting, a Deltic Takeover Proposal is made to Deltic or is made directly to the stockholders of Deltic generally or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Deltic Takeover Proposal and, in any such case, such Deltic Takeover Proposal or intention has not been withdrawn prior to the Deltic Stockholders Meeting, (B) thereafter this Agreement is terminated by Deltic or Potlatch pursuant to Section 8.01(b)(i) (if the Deltic Stockholders Meeting has not been held) or by Deltic or Potlatch pursuant to Section 8.01(b)(iv) and (C) within 12 months of such termination, Deltic either enters into a definitive Contract to consummate a Deltic Takeover Proposal which is later consummated or a Deltic Takeover Proposal is consummated. For the purposes of Section 6.06(b)(ii)(C) only, the term “Deltic Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(f) except that all references to “25%” therein shall be deemed to be references to “50%”; or

(iii) this Agreement is terminated by Deltic pursuant to Section 8.01(h).

Any Deltic Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the second Business Day immediately following the date of termination of this Agreement, (y) in the case of clause (ii) above, on the second Business Day following the consummation of such Deltic Takeover Proposal and (z) in the case of clause (iii) above, on the date of termination of this Agreement.

(c) Potlatch shall pay to Deltic a fee of $66,000,000 (the “Potlatch Termination Fee”) if:

(i) (A) Deltic terminates this Agreement pursuant to (x) Section 8.01(d) as a result of a material breach of Section 5.02 or (y) Section 8.01(f) or (B) either Potlatch or Deltic terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii), in either case, at any time at or after which Deltic would have been permitted to terminate this Agreement pursuant to Section 8.01(d) as a result of a material breach of Section 5.02 or pursuant to Section 8.01(f);

(ii) (A) prior to the Potlatch Stockholders Meeting, a Potlatch Takeover Proposal is made to Potlatch or is made directly to the stockholders of Potlatch generally or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Potlatch Takeover Proposal and, in any such case, such Potlatch Takeover Proposal or intention has not been withdrawn prior to the Potlatch Stockholders Meeting, (B) thereafter this Agreement is terminated by Potlatch or Deltic pursuant to Section 8.01(b)(i) (if the Potlatch Stockholders Meeting has not been held) or by Potlatch or Deltic pursuant to Section 8.01(b)(iii) and (C) within 12 months of such termination, Potlatch either enters into a definitive Contract to consummate a Potlatch Takeover Proposal which is later consummated or a Potlatch Takeover Proposal is consummated. For the purposes of Section 6.06(c)(ii)(C) only, the term “Potlatch Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(f) except that all references to “25%” therein shall be deemed to be references to “50%”; or

(iii) this Agreement is terminated by Potlatch pursuant to Section 8.01(g).

Any Potlatch Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the second Business Day immediately following the date of termination of this Agreement, (y) in the case of clause (ii) above, on the second Business Day following the consummation of such Potlatch Takeover Proposal and (z) in the case of clause (iii) above, on the date of termination of this Agreement.

(d) Potlatch and Deltic acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Deltic nor Potlatch would enter into this Agreement. Accordingly, if Potlatch fails promptly to pay any amount due pursuant to Section 6.06(c) or Deltic fails promptly to pay any amount due pursuant to Section 6.06(b) (but subject to Section 6.06(e)), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made. In no event shall either Potlatch or Deltic be obligated to pay more than one termination fee pursuant to this Section 6.06. Notwithstanding anything to the contrary in this Agreement, in the event that the Potlatch Termination Fee or the Deltic Termination Fee is payable and actually paid to Potlatch or Deltic in accordance with this Section 6.06 (or is paid into escrow in accordance with Section 6.06(e)), such Potlatch Termination Fee or Deltic Termination Fee, as applicable, shall be the sole and exclusive remedy of the receiving party and its Affiliates against any other party or such other party’s Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.06(e) shall apply with respect to the payment of the Deltic Termination Fee required to be made hereunder:

(i) If Deltic is required to pay Potlatch the Deltic Termination Fee (the “Deltic Termination Payment”) such Deltic Termination Payment shall be paid into escrow on the date such Deltic Termination Payment is required to be paid by Deltic pursuant to this Agreement by wire transfer of same-day funds to an escrow account in accordance with Section 6.06(e)(ii). In the event that Deltic is obligated to pay Potlatch the Deltic Termination Payment, the amount payable to Potlatch in any tax year of Potlatch shall not exceed the lesser of (A) the Deltic Termination Payment payable to Potlatch (less any amount previously paid in respect thereof) and (B) the sum of (1) the maximum amount that can be paid to Potlatch without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Potlatch has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Potlatch’s independent accountants, plus (2) in the event Potlatch receives either (x) a letter from Potlatch’s counsel indicating that Potlatch has received a ruling from the IRS as described below in this Section 6.06(e) or (y) an opinion from Potlatch’s outside counsel as described below in this Section 6.06(e), an amount equal to the excess of the Deltic Termination Payment (less any amount previously paid in respect thereof) less the amount payable under clause (1) above.

(ii) To secure Deltic’s obligation to pay these amounts, Deltic shall deposit into escrow an amount in cash equal to the Deltic Termination Payment with a nationally recognized escrow agent selected by Deltic on such terms (subject to this Section 6.06(e)) as shall be mutually agreed upon by Deltic, Potlatch and the escrow agent. The payment or deposit into escrow of the Deltic Termination Payment pursuant to this Section 6.06(e) shall be made at the time Deltic is obligated to pay Potlatch such amount pursuant to Section 6.06 by wire transfer. The escrow agreement shall provide that the Deltic Termination Payment in escrow or any portion thereof shall not be released to Potlatch unless the escrow agent receives any one or combination of the following: (A) a letter from Potlatch’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Potlatch without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and 856(c)(2)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Potlatch has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Potlatch, or (B) a letter from Potlatch’s counsel indicating that (1) Potlatch received a ruling from the IRS holding that the receipt by Potlatch of the Deltic Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c) (2) and 856(c)(3) of the Code or (2) Potlatch’s outside counsel has rendered a legal opinion to the effect that the receipt by Potlatch of the Deltic Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Deltic Termination Payment to Potlatch. Deltic agrees to amend this Section 6.06(e) at the reasonable request of Potlatch in order to (x) maximize the portion of the Deltic Termination Payment that may be distributed to Potlatch hereunder without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist Potlatch in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 6.06(e), provided that Deltic shall not be required to take any action that is prejudicial to it. Any amount of the Deltic Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 6.06(e); provided, however, that any amount that has not been released from the escrow to Potlatch pursuant to the provisions of this Section 6.06(e) as of the fifth anniversary of the deposit into such escrow shall at that time be released to Deltic, and Deltic shall have no further obligations to Potlatch with respect thereto.

(iii) For the avoidance of doubt, if Deltic makes the payment of the Deltic Termination Fee to the escrow agent as set forth in clause (ii) above it will have no further obligation to make any payment in respect of the Deltic Termination Fee (other than from the escrow account) and the Deltic Termination Fee will be deemed to have been paid for the purposes of the last sentence of Section 6.06(d).

Section 6.07. Certain Tax Matters.

(a) For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code, (iii) with respect to the Merger, Potlatch and Deltic will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iv) that Potlatch will maintain its qualification for taxation as a REIT following the Merger (the qualifications and other matters referred to in clause (iv), the “Intended Potlatch REIT Treatment,” and clauses (i) through (iv), collectively, the “Intended Tax Treatment”). The parties shall cooperate with each other and use their reasonable best efforts to cause the Intended Tax Treatment to be obtained, including by (A) taking any action, or refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) subject to Section 6.07(b), engaging in any pre-Closing internal restructuring transactions reasonably requested by Potlatch, based on the advice of its counsel, for purposes of permitting

Potlatch to maintain its qualification for taxation as a REIT following the Merger, and providing any access or information reasonably requested by Potlatch to identify what pre-Closing or post-Closing restructuring or integration transactions are appropriate for such purpose (C) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment or engage in any restructuring transaction described in clause (B) that it determines in good faith materially adversely affects its rights or obligations or the value of the Merger and the other transactions contemplated by this Agreement to such party or its stockholders, as applicable) and (D) using reasonable best efforts to obtain the opinions referred to in Sections 7.02(d), 7.02(e), 7.03(d) and 7.03(e), including by executing customary letters of representation. Notwithstanding the foregoing, Deltic shall have no responsibility under this Agreement with respect to the “Intended Potlatch REIT Treatment”, except to the extent that Deltic has Knowledge that (i) the Intended Potlatch REIT Treatment cannot be obtained but for the taking of any action, or refraining from any action, by Deltic or (ii) the taking of an action or refraining from an action would facilitate the Intended Potlatch REIT Treatment and is not reasonably likely to impose on Deltic any material cost, liability or risk. For the avoidance of doubt, Deltic shall not be required to set aside or pay any dividend on, or make any other distribution (in cash or shares of Deltic Common Stock, or any combination thereof) in respect of shares of Deltic Common Stock) pursuant to this Section 6.07(a).

(b) From the date hereof until the implementation of the Final Deltic Restructuring Plan (as defined below), Deltic shall keep Potlatch reasonably apprised, no less often than every two weeks, as to the manner by which it expects to implement the pre-Closing restructuring transactions to be undertaken by Deltic and the Deltic Subsidiaries set forth on Section 6.07(b) of the Deltic Disclosure Letter (the “Deltic Restructuring Plan”) and Deltic’s proposed Tax treatment thereof, and shall consider in good faith any reasonable comments provided by Potlatch in connection therewith; provided that, in the event that Potlatch and Deltic disagree on any such transaction, Deltic shall make such determination in its reasonable discretion (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) or any similar standard under applicable Law shall be considered reasonable) unless Potlatch reasonably determines in good faith that such transaction materially adversely affects its rights or obligations or the value of the Merger to Potlatch, or the Intended Potlatch REIT Treatment). No later than December 31, 2017, Deltic shall provide Potlatch with its final Deltic Restructuring Plan (the “Final Deltic Restructuring Plan”). For the avoidance of doubt, nothing in this Section 6.07(b) shall obligate Deltic or the Deltic Subsidiaries to undertake any pre-Closing restructuring transactions.

(c) (i) Deltic shall use reasonable best efforts to procure and deliver to Potlatch as soon as reasonably practicable after January 1, 2018, a study of KPMG LLP or another nationally recognized independent accounting firm reasonably acceptable to Potlatch, determining the dollar amount of any accumulated “earnings and profits” for U.S. federal income tax purposes of Deltic and each Deltic Subsidiary that is a corporation for U.S. federal income tax purposes, in each case as of January 1, 2018 (the “E&P Study”), and (ii) if, notwithstanding Deltic’s reasonable best efforts, the E&P study has not been completed by the Closing Date, Deltic shall provide to Potlatch within 10 days before the Closing Date its reasonable estimation (after consultation with KPMG LLP or such other accounting firm that is preparing the E&P study, as applicable) of any accumulated “earnings and profits” for U.S. federal income tax purposes of Deltic and each Deltic Subsidiary that is a corporation for U.S. federal income tax purposes, in each case as of January 1, 2018. For the avoidance of doubt, the delivery of a completed E&P Study referred to in clause (i) of the preceding sentence shall not be a condition to the consummation of the Merger.

Section 6.08. Obligations of Merger Sub and the Surviving Company. Subject to Section 6.03(e), Potlatch shall take all action reasonably necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.09. Transaction Litigation. Notwithstanding anything in Section 5.01 of this Agreement to the contrary, each of Deltic and Potlatch shall (a) promptly (and in any event, within one Business Day of becoming aware thereof) inform the other orally and in writing of any stockholder litigation or suit, action or other proceeding brought or threatened against such party or any of its directors or officers relating to the Merger and the other transactions contemplated by this Agreement and keep the other party reasonably informed on a current basis with respect to the status thereof (including by promptly furnishing to the other party and its Representatives such information relating to such litigation as such Persons may reasonably request), (b) give the other party the opportunity and right to participate in the defense of any such litigation at its sole cost and expense, including in any and all proceedings related to any such litigation and any proposed settlement or disposition thereof and (c) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement with respect to any such stockholder litigation or proceeding, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Potlatch and Deltic shall cooperate, shall cause the Potlatch Subsidiaries and the Deltic Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

Section 6.10. Section 16 Matters. Prior to the Effective Time, Potlatch and Deltic each shall take all such steps as may be required to cause (a) any dispositions of Deltic Common Stock (including derivative securities with respect to Deltic Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Deltic immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Potlatch Common Stock (including derivative securities with respect to Potlatch Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Potlatch at or immediately following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11. Governance Matters; Name Change. Potlatch and Deltic shall take all actions necessary so that the matters set forth on Exhibit B occur effective upon the Closing.

Section 6.12. Replacement Financing.

(a) Subject to the provisions of this Section 6.12, Deltic shall provide, and shall cause the Deltic Subsidiaries to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, on a timely basis, all cooperation reasonably requested by Potlatch that is reasonably necessary to assist Potlatch in connection with Potlatch obtaining any debt financing in connection with the refinancing of any of Deltic’s or any Deltic Subsidiaries’ Indebtedness (any such debt financing, the “Financing”).

(b) Notwithstanding anything in this Agreement to the contrary, (x) none of Deltic nor any of the Deltic Subsidiaries or their respective Representatives shall be required to take any action that would (i) unreasonably interfere with the ongoing operations of Deltic or any Deltic Subsidiary, (ii) cause any director, officer or other employee of Deltic or any Deltic Subsidiary to incur any personal liability (it being understood that this clause (ii) shall not excuse any such director, officer or other employee from delivering customary certificates, legal opinions or other customary closing documents reasonably requested by Potlatch), (iii) conflict with the organizational documents of Deltic or any Laws, (iv) result in the contravention of, or a violation or breach of, or a default (with or without notice, lapse of time, or both) under, this Agreement or any material Contract to which Deltic or any Deltic Subsidiary is a party, (v) provide access to or disclose information that Deltic or any Deltic Subsidiary reasonably determines is subject to any attorney-client privilege of Deltic or any Deltic Subsidiary (provided that Deltic shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (vi) result in any Lien on any asset of Deltic or any Deltic Subsidiary prior to the Effective Time; (y) none of Deltic nor any of the Deltic Subsidiaries shall be required to prepare separate financial statements for any Deltic Subsidiary or change any fiscal period and (z) no obligation of Deltic or any Deltic Subsidiary under any agreement, certificate, document or instrument provided in connection with the Financing shall be effective prior to the Effective Time. Potlatch may, with the prior written consent of Deltic, which consent shall not be unreasonably withheld, use the logos of Deltic and its Subsidiaries in connection with the Financing in a manner that is not intended to and would not be reasonably likely to harm or disparage Deltic or any Deltic Subsidiary or the reputation or goodwill of Deltic or any Deltic Subsidiary.

(c) Potlatch acknowledges and agrees that neither Deltic nor any of its Affiliates nor any of its or their Representatives shall have any responsibility for, or incur or be required to incur any liability to any Person under or with respect to, the Financing or any cooperation provided pursuant to this Section 6.12. Potlatch shall (i) promptly reimburse Deltic for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Deltic or its Affiliates in connection with the Financing and/or the arrangement thereof (including the actions and cooperation contemplated by Section 6.12(a)), and (ii) indemnify and hold harmless Deltic and its Affiliates and its and their respective Representatives from and against any and all losses, claims, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) suffered by any of them in connection with the Financing and/or the arrangement thereof (including the actions and cooperation contemplated by Section 6.12(a)) or any information used in connection therewith; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, obligations, costs and expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee or the material breach in bad faith by any indemnitee of its contractual obligations to Potlatch.

(d) All non-public or otherwise confidential information regarding Deltic or any Deltic Subsidiary obtained by Potlatch or any of its Affiliates or their respective Representatives or any financing source pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement. Deltic and Potlatch acknowledge and agree that the Confidentiality Agreement is hereby amended to include all actual or prospective sources of debt financing (and Representatives of such financing sources) in the term “Representative” as such term is defined in the Confidentiality Agreement.

Section 6.13. Public Announcements. Except with respect to any Potlatch Adverse Recommendation Change or Deltic Adverse Recommendation Change made in accordance with the terms of this Agreement, Potlatch, Merger Sub and Deltic shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

Section 6.14. Stock Exchange Listing. Potlatch shall use its reasonable best efforts to cause the shares of Potlatch Common Stock to be issued in the Merger and upon the exercise or settlement, as applicable, of Deltic Stock Option Awards, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards following the Effective Time, to be approved for listing on Nasdaq, in each case subject to official notice of issuance, prior to the Closing Date. Deltic shall cooperate with Potlatch in connection with the foregoing, including the provision of information reasonably requested by Potlatch in connection therewith.

Section 6.15. Stock Exchange De-listing. Each of Potlatch and Deltic shall use its reasonable best efforts to cause the shares of Deltic Common Stock and any other securities of Deltic specified by Potlatch to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.16. Coordination of Dividends.

(a) Potlatch and Deltic shall coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur such that (i) no holder of shares of Potlatch Common Stock or shares of Deltic Common Stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Potlatch Common Stock or its shares of Deltic Common Stock, including shares of Potlatch Common Stock issued in connection with the Merger, and (ii) the quarterly payments of dividends to the holders of shares of Potlatch Common Stock (and any necessary adjustments to Deltic’s schedule for the quarterly declaration of dividends and the record dates and payment dates relating thereto) will be made substantially in accordance with Potlatch’s historical quarterly dividend payment schedule.

(b) If Potlatch determines, after consultation with its nationally recognized Tax counsel and with Deltic, that it is necessary to declare, set aside or pay any dividend on, or make any other distribution (in cash or shares of Potlatch Common Stock, or any combination thereof) in respect of shares of Potlatch Common Stock in order to meet the distribution requirements set forth in Section 857(a) of the Code and maintain its qualification as a REIT under the Code or applicable state Law, to the extent in excess of the distributions permitted by Section 5.01(a)(i)(A)(x) of this Agreement (any such excess distribution, a “Special Distribution,” and the per share amount of such distribution, the “Special Distribution Per Share”) it shall (i) notify Deltic as promptly as practicable after such determination, and in any event no less than 10 Business Days prior to the Closing, including the size and character of such Special Distribution and the reasons therefor, (ii) to the maximum extent practicable, make the Special Distribution in the form of shares of Potlatch Common Stock and (iii) be entitled to declare and pay such Special Distribution. If any Special Distribution (or portion thereof) has a record date prior to the Effective Time and is in the form of shares of Potlatch Common Stock, the Exchange Ratio shall be adjusted as provided for in Section 2.01(b). If any Special Distribution (or portion thereof) has a record date prior to the Effective Time and is in the form of cash, then Deltic shall be entitled to declare and pay a dividend to holders of shares of Deltic Common Stock, in an amount per share of Deltic Common Stock equal to (A) the Special Distribution Per Share declared by Potlatch with respect to each share of Potlatch Common Stock multiplied by (B) the Exchange Ratio.

Section 6.17. Employee Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2018 (or such shorter period of employment, as the case may be) (the “Continuation Period”), Potlatch shall provide each individual who is actively employed by Deltic or any of its Subsidiaries immediately prior to the Effective Time and who continues employment during such period (each, a “Deltic Employee”) (i) base salary, base wage rate, annual incentive opportunities and long-term incentive opportunities that are no less favorable in the aggregate than the base salary, base wage rate, annual incentive opportunities and such long-term incentive opportunities that were provided to such Deltic Employee prior to the Effective Time and (ii) other benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that are substantially comparable in the aggregate to such other benefits that were provided to such Deltic Employee under the Deltic Benefit Plans and Deltic Benefit Agreements immediately prior to the Effective Time.

(b) For purposes of determining (i) eligibility to participate and vesting with respect to the benefit plans maintained by Potlatch or any Potlatch Subsidiary (including the Potlatch 401(k) Plan) and (ii) level of benefits under vacation and severance plans and arrangements (and not any other plans or arrangements) maintained by Potlatch or any Potlatch Subsidiary, service with Deltic or any Deltic Subsidiary (or any predecessor employer of an employee of Deltic or any Deltic Subsidiary, to the extent service with such predecessor employer is recognized by Deltic or the applicable Deltic Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with Potlatch or the Potlatch Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits, (B) not recognized by Deltic or a Deltic Subsidiary, as applicable, for similar purposes or (C) that such recognition would apply for the purpose of any plan, program or arrangement under which similarly situated employees of Potlatch and the Potlatch Subsidiaries do not receive credit for prior service (including prior service with predecessor employers) or that is grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits (including any pension, retiree health or other retiree welfare benefits).

(c) During the Continuation Period, with respect to any Deltic Employee whose employment is terminated by Potlatch or any Potlatch Subsidiary, Potlatch shall provide, or shall cause such Potlatch Subsidiary to provide, severance benefits to such Deltic Employee that are no less favorable than the severance benefits paid by Deltic or any Deltic Subsidiary, as applicable, in the ordinary course of business consistent with past practice and set forth on Section 6.17(c) of the Deltic Disclosure Letter, taking into account all service with Deltic, Potlatch or any of their respective Subsidiaries in determining eligibility for severance benefits and the amount of severance benefits payable.

(d) For purposes of each benefit plan of Potlatch or the Potlatch Subsidiaries, Potlatch and the Potlatch Subsidiaries shall use reasonable best efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of Deltic and the Deltic Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of Deltic and the Deltic Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Potlatch and the Potlatch Subsidiaries) and (ii) give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of Deltic and the Deltic Subsidiaries and their dependents commence participation in the benefit plans of Potlatch and the Potlatch Subsidiaries, if later) as if there had been a single continuous employer if such co-payments and deductibles are submitted to the administrator of the benefit plans of the Potlatch and the Potlatch Subsidiaries within 90 days following the Effective Time, in each case subject to obtaining any required consent by the insurance carrier or claims administrator with respect to the applicable benefit plan, which such consents shall be promptly requested by Potlatch.

(e) Potlatch hereby acknowledges that the consummation of the transactions contemplated by this Agreement constitute a “change in control” or “change of control” of Deltic for purposes of any Deltic Benefit Plan or Deltic Benefit Agreement that contains a definition of “change in control” or “change of control,” as applicable.

(f) This Section 6.17 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.17, express or implied, (i) is intended to confer upon any other person (including any current or former directors, officers, consultants or employees of any of Deltic or any Deltic Subsidiary or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Potlatch, Deltic, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates Potlatch or any of the Potlatch Subsidiaries to retain the employment of any particular employee of Deltic or any Deltic Subsidiary following the Effective Time.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Potlatch Stockholder Approval and the Deltic Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) Listing. The shares of Potlatch Common Stock issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the exercise or settlement, as applicable, of Deltic Stock Option Awards, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards on or following the Effective Time, shall have been approved for listing on Nasdaq, in each case subject to official notice of issuance.

(d) No Legal Restraints. No applicable Law and no judgment, order or decree issued by any court or tribunal of competent jurisdiction (collectively, the “Legal Restraints”) shall have come into effect or have been issued and, in either case, be in effect, in each case that prevents, makes illegal or prohibits the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 7.02. Conditions to Obligation of Potlatch. The obligations of Potlatch and Merger Sub to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Deltic contained in this Agreement (except for the representations and warranties contained in Sections 4.03, 4.04 and 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Deltic Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Deltic Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect, and the representations and warranties of Deltic contained in Sections 4.03, 4.04 and 4.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Potlatch shall have received a certificate signed on behalf of Deltic by an executive officer of Deltic to such effect.

(b) Performance of Obligations of Deltic. Deltic shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Potlatch shall have received a certificate signed on behalf of Deltic by an executive officer of Deltic to such effect.

(c) Absence of Deltic Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect, and which has not been ameliorated or cured such that a Deltic Material Adverse Effect no longer exists.

(d) REIT Opinion. Potlatch shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Potlatch (which shall include Davis Polk & Wardwell LLP and King & Spalding LLP), in form and substance reasonably satisfactory to Potlatch, as of the

Closing Date, to the effect that commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Potlatch and Deltic.

(e) Merger Opinion. Potlatch shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Potlatch (which shall include Davis Polk & Wardwell LLP), as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.02(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Potlatch and Deltic.

Section 7.03. Conditions to Obligation of Deltic. The obligation of Deltic to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Potlatch contained in this Agreement (except for the representations and warranties contained in Sections 3.03, 3.04 and 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Potlatch Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Potlatch Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, and the representations and warranties of Potlatch contained in Sections 3.03, 3.04 and 3.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Deltic shall have received a certificate signed on behalf of Potlatch by an executive officer of Potlatch to such effect.

(b) Performance of Obligations of Potlatch and Merger Sub. Potlatch and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Deltic shall have received a certificate signed by an executive officer on behalf of Potlatch and Merger Sub to such effect.

(c) Absence of Potlatch Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect, and which has not been ameliorated or cured such that a Potlatch Material Adverse Effect no longer exists.

(d) REIT Opinion. Potlatch shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Deltic, in form and substance reasonably satisfactory to Deltic, as of the Closing Date, to the effect that commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Potlatch and Deltic.

(e) Merger Opinion. Deltic shall have received the opinion of Davis Polk & Wardwell LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Deltic (which shall include Skadden, Arps, Slate, Meagher & Flom LLP), as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Deltic and Potlatch.

(f) Special Distribution. Since the date of this Agreement, Potlatch shall not have declared or paid a Special Distribution in cash in an aggregate amount, together with any cash dividend or distribution Deltic is permitted to declare and pay as a result of such Special Distribution, the proximate result of which is a Lower Ratings Event.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Potlatch Stockholder Approval or the Deltic Stockholder Approval, as follows:

(a)	by mutual written consent of Potlatch and Deltic;

(b)	by either Potlatch or Deltic:

(i) if the Merger is not consummated on or before the nine-month anniversary of the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(d) is the result of the failure of such party to have complied with its obligations pursuant to Section 6.03;

(iii) if the Potlatch Stockholder Approval is not obtained at the Potlatch Stockholders Meeting duly convened (unless such Potlatch Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Deltic Stockholder Approval is not obtained at the Deltic Stockholders Meeting duly convened (unless such Deltic Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by Potlatch, if Deltic breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of Deltic contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by Deltic by the End Date or is not cured by Deltic within 45 days after receiving written notice from Potlatch (provided that neither Potlatch nor Merger Sub is then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Potlatch or Merger Sub contained in this Agreement then fails to be true and correct such that either or both of the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by Deltic, if Potlatch or Merger Sub breaches or fails to perform any of its respective obligations under this Agreement, or if any of the representations or warranties of Potlatch contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by Potlatch or Merger Sub by the End Date or is not cured by Potlatch or Merger Sub within 45 days after receiving written notice from Deltic (provided that Deltic is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Deltic contained in this Agreement then fails to be true and correct such that either or both of the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by Potlatch, if a Deltic Adverse Recommendation Change shall have occurred;

(f) by Deltic, if a Potlatch Adverse Recommendation Change shall have occurred;

(g) by Potlatch, prior to obtaining the Potlatch Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Potlatch Proposal, if Potlatch has complied with Section 5.03 and enters into such definitive agreement concurrently with such termination and pays the Potlatch Termination Fee in accordance with the procedures and within the time periods set forth in Section 6.06(c); or

(h) by Deltic, prior to obtaining the Deltic Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Deltic Proposal, if Deltic has complied with Section 5.03 and enters into such definitive agreement concurrently with such termination and pays the Deltic Termination Fee in accordance with the procedures and within the time periods set forth in Section 6.06(b).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02. Effect of Termination. In the event of termination of this Agreement by either Potlatch or Deltic as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Potlatch or Deltic, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article 9, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for any knowingly fraudulent misrepresentation or any willful and material breach of any covenant or agreement set forth in this Agreement.

Section 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Potlatch Stockholder Approval or the Deltic Stockholder Approval; provided, however, that (a) after receipt of the Potlatch Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Potlatch without the further approval of such stockholders and (b) after receipt of the Deltic Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Deltic without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, Potlatch may (a) extend the time for the performance of any of the obligations or other acts of Deltic, (b) waive any inaccuracies in the representations and warranties made by Deltic contained in this Agreement or in any document delivered by Deltic pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Deltic contained in this Agreement or (d) waive the satisfaction by Deltic of any of the conditions to Potlatch’s and Merger Sub’s obligations contained in this Agreement. At any time prior to the Effective Time, Deltic may (a) extend the time for the performance of any of the obligations or other acts of Potlatch or Merger Sub, (b) waive any inaccuracies in the representations and warranties made by Potlatch or Merger Sub contained in this Agreement or in any document delivered by Potlatch or Merger Sub pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Potlatch or Merger Sub contained in this Agreement or (d) waive the satisfaction by

Potlatch or Merger Sub of any of the conditions to Deltic’s obligations contained in this Agreement. No extension or waiver by Potlatch shall require the approval of the stockholders of Potlatch unless such approval is required by Law, and no extension or waiver by Deltic shall require the approval of the stockholders of Deltic unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Potlatch or Deltic, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Potlatch or the stockholders of Deltic.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Nonsurvival of Representations and Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and, to the extent relating to compliance prior to termination, none of the covenants in this Agreement, shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties to the extent that it contemplates performance after the Effective Time.

Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Potlatch or Merger Sub, to:

Potlatch Corporation

601 W 1st Ave., Suite 1600

Spokane, WA 99201

Attention: Lorrie D. Scott

Fax: (509) 343-2809

with a copy to:

Perkins Coie LLP

1201 Third Avenue Suite 4900

Seattle, WA 98101

Attention: Andrew Bor

Fax: (206) 359-9577

(b)	if to Deltic, to:

Deltic Timber Corporation

210 East Elm Street

P.O. Box 7200

El Dorado, AR 71731-7200

Attention: Jim F. Andrews, Jr.

Fax: (870) 881-6457

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10170

Attention: William L. Taylor

Fax: (212) 701-5800

Section 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that none of the Designated Entities will be treated as Affiliates of Deltic or any of its Affiliates. For the avoidance of doubt, Southeastern Asset Management and its Affiliates will not be considered Affiliates of Deltic or any of its Affiliates.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means Potlatch, the Potlatch Subsidiaries, Deltic and the Deltic Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Commonly Controlled Entity” means any person, entity, trade or business that, together with Deltic or any Deltic Subsidiary, or Potlatch or any Potlatch Subsidiary, as applicable, is or was at the relevant time treated as a single employer under Section 414 of the Code.

“Deltic Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between Deltic or any Deltic Subsidiary, on the one hand, and any Deltic Personnel, on the other hand.

“Deltic Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by Deltic, any Deltic Subsidiary or any Commonly Controlled Entity for the benefit of any Deltic Personnel.

“Deltic Equity Awards” means the Deltic Stock Option Awards, the Deltic Restricted Stock Awards and the Deltic Performance-Based Restricted Stock Awards.

“Deltic Material Adverse Effect” means a Material Adverse Effect with respect to Deltic.

“Deltic Performance-Based Restricted Stock Award” means any award of performance-based restricted stock granted under the Deltic Stock Plan.

“Deltic Personnel” means any current or former director, officer, consultant or employee of Deltic or any Deltic Subsidiary.

“Deltic Restricted Stock Award” means any award of restricted stock granted under the Deltic Stock Plan, other than a Deltic Performance Restricted Stock Award.

“Deltic Stock Option Awards” means any stock option awards granted pursuant to the Deltic Stock Plan or otherwise.

“Deltic Stock Plan” means the Deltic Timber Corporation 2002 Stock Incentive Plan, as amended and ratified on April 26, 2012.

“Designated Entities” means those Persons set forth in Section 9.03 of the Deltic Disclosure Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person made outside the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment (other than accounts payable in the ordinary course of business), (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (disregarding any such guarantees or arrangements with respect to the Indebtedness of any member of its Wholly Owned Group), (v) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of or similar obligations or undertakings to purchase the obligations or property of any other Person (disregarding any such obligations or undertakings with respect to the Indebtedness of any member of its Wholly Owned Group) (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees (i.e., guarantees made by a bank in respect of any obligation of the relevant Person) and other similar contractual obligations entered into by or on behalf of such Person outside the ordinary course of business.

“IRS” means the U.S. Internal Revenue Service.

The “Knowledge” of (i) Deltic means, with respect to any matter in question, the actual knowledge of the following executive officers of Deltic: John D. Enlow, Sr., Byrom L. Walker and Jim F. Andrews, Jr., and of (ii) Potlatch means, with respect to any matter in question, the actual knowledge of the following executive officers of Potlatch: Michael J. Covey, Eric J. Cremers, Jerald W. Richards and Lorrie D. Scott.

“Lower Ratings Event” means any Indebtedness of Potlatch or Deltic is rated below its current rating by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services as of the date of this Agreement; provided that in the case of Deltic (i) its rating as of the date of this Agreement will be deemed to be the rating it would have received if it had Indebtedness on customary market terms as of the date of this Agreement and such Indebtedness had been rated as of the date of the Agreement and (ii) its rating as of any time after the date of this Agreement will be deemed to be the rating it would have received as of the relevant time if such Indebtedness had been rated as of such time.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting any of the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”), (iv) the execution and delivery of this Agreement or the public announcement of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”), (vi) any change in applicable Law or GAAP (or authoritative interpretation of Law or GAAP), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) any proceeding brought or threatened by stockholders of Deltic or stockholders of Potlatch (whether on behalf of the Deltic, Potlatch or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or otherwise arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement or alleged violations of securities Laws in connection with the Joint Proxy Statement or Form S-4, or (ix) any actions required or expressly contemplated by this Agreement or taken by Deltic at the written direction of or with the written consent of Potlatch or taken by Potlatch or Merger Sub at the written direction of or with the written consent of Deltic (except, in the case of clauses (i), (ii), (vi) and (vii), to the extent such change, condition or effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such fact, circumstance, effect, change, event or development shall be taken into account in determining whether a Material Adverse Effect has occurred).

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Potlatch Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between Potlatch or any Potlatch Subsidiary, on the one hand, and any Potlatch Personnel, on the other hand.

“Potlatch Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by Potlatch, any Potlatch Subsidiary or any Commonly Controlled Entity for the benefit of any Potlatch Personnel.

“Potlatch Deferred Compensation Stock Unit” means a stock unit credited to the account of any non-employee director or employee in any employee benefit plan maintained by Potlatch or any of the Potlatch Subsidiaries that is payable in shares of Potlatch Common Stock or whose value is determined with reference to the value of shares of Potlatch Common Stock.

“Potlatch Material Adverse Effect” means a Material Adverse Effect with respect to Potlatch.

“Potlatch Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in shares of Potlatch Common Stock or the value of which is determined with reference to the value of shares of Potlatch Common Stock, whether granted under any Potlatch Stock Plan or otherwise.

“Potlatch Personnel” means any current or former director, officer, consultant or employee of Potlatch or any Potlatch Subsidiary.

“Potlatch Restricted Stock Unit” means any restricted stock unit that is (i) subject to service-based vesting (and is not subject to performance-based vesting) and (ii) payable in shares of Potlatch Common Stock or the value of which is determined with reference to the value of shares of Potlatch Common Stock, whether granted under any Potlatch Stock Plan or otherwise.

“Potlatch Stock Option” means any option to purchase shares of Potlatch Common Stock, whether granted under any Potlatch Stock Plan or otherwise, other than a Potlatch Deferred Compensation Stock Unit,

“Potlatch Stock Plans” means the Potlatch Corporation 2005 Stock Incentive Plan, as amended and restated May 19, 2006 and the Potlatch Corporation 2014 Stock Incentive Plan.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person; provided that none of the Designated Entities will be treated as Subsidiaries of Deltic or any of its Subsidiaries.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, relating to Taxes, including any amendment, supplement, or attachment thereto.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind, however denominated, imposed directly or through withholding by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Wholly Owned Group” means (i) Deltic and its wholly owned Subsidiaries or (ii) Potlatch and its wholly owned Subsidiaries, as applicable.

Section 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to actions “in the ordinary course of business” shall be deemed to be references to “in all material respects in the ordinary course of business” whether they include the words “in all material respects” or not. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference herein or in the Deltic Disclosure Letter to documents having been furnished, provided, delivered, made available or disclosed to Potlatch, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Potlatch and Potlatch’s Representatives for their review by posting to the electronic data rooms titled “Alpine” and “Golden Gate” hosted by Merrill Corporation on or before 5:00 p.m. (New York City time) as of the day immediately prior to the date hereof. Any reference herein or in the Potlatch Disclosure Letter to documents having been furnished, provided, delivered, made available or disclosed to Deltic or its Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Deltic and Deltic’s Representatives for their review by posting to the electronic data rooms titled “Duke 2017” and “Golden Gate” hosted by Merrill Corporation on or before 5:00 p.m. (New York City time) as of the day immediately prior to the date hereof. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated and, in the case of any Contract listed in the Potlatch Disclosure Letter or the Deltic Disclosure Letter, only if such amendment, modification or supplement is also listed in the Potlatch Disclosure Letter or the Deltic Disclosure Letter, as applicable. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05. Disclosure Letters. The parties hereto agree that any reference in a particular Section of either the Deltic Disclosure Letter or the Potlatch Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent from the face of the disclosure. The mere inclusion of an item in either the Deltic Disclosure Letter or the Potlatch Disclosure Letter as an exception to a representation or warranty (or covenants as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Deltic Material Adverse Effect or Potlatch Material Adverse Effect, as applicable.

Section 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.06 with respect thereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or electronic image scan) to the other parties.

Section 9.08. Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.

(a) This Agreement, taken together with the Potlatch Disclosure Letter, the Deltic Disclosure Letter and the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for (A) the Deltic Indemnified Parties, with respect to Section 6.05, (B) following the Effective Time, Deltic’s stockholders with respect to Section 2.01, (C) following the Effective Time, holders of Deltic Equity Awards with respect to Section 6.04 and (D) the Deltic Directors, with respect to the third and fourth sentences of Section 4 of Exhibit B hereto, is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies. Nothing in clause (ii) of the foregoing sentence shall prevent the parties to this Agreement from amending any such section prior to the Effective Time.

(b) Except for the representations and warranties contained in Article 3, Deltic acknowledges that none of Potlatch, the Potlatch Subsidiaries or any other Person on behalf of Potlatch makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Deltic acknowledges that none of Potlatch or the Potlatch Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Deltic with respect to (i) Potlatch or the Potlatch Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Potlatch or the Potlatch Subsidiaries or (ii) any material, documents or information relating to Potlatch or the Potlatch Subsidiaries furnished or provided to Deltic or its Representatives or made available to Deltic or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article 3. Deltic acknowledges that it is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article 3. Except for the representations and warranties contained in Article 4, Potlatch and Merger Sub acknowledge that none of Deltic, the Deltic Subsidiaries or any other Person on behalf of Deltic makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Potlatch and Merger Sub acknowledge that none of Deltic or the Deltic Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Potlatch with respect to (i) Deltic or the Deltic Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Deltic or the Deltic Subsidiaries or (ii) any material, documents or information relating to Deltic or the Deltic Subsidiaries furnished or provided to Potlatch or its Representatives or made available to Potlatch or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article 4. Potlatch and Merger Sub acknowledge that they are not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article 4.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of the risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(d) For the avoidance of doubt, in the event of Potlatch’s fraudulent misrepresentation, intentional misrepresentation or any willful and material breach of this Agreement by Potlatch or Merger Sub, damages to Deltic shall not be limited to the reimbursement of expenses and out of pocket costs and shall include, to the extent proven, the loss of the benefit of the bargain to Deltic and Deltic’s stockholders, which shall be deemed in such event to be damages of Deltic.

Section 9.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.11. Specific Enforcement; Consent to Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) of the first sentence of Section 9.11(b), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

POTLATCH CORPORATION

By:	/s/ Michael J. Covey
Name: Michael J. Covey
Title: Chairman and Chief Executive Officer

PORTLAND MERGER LLC

By:	/s/ Michael J. Covey
Name: Michael J. Covey
Title: Chairman and Chief Executive Officer

DELTIC TIMBER CORPORATION

By:	/s/ John D. Enlow, Sr.
Name: John D. Enlow, Sr.
Title: President & Chief Executive Officer

Index of Defined Terms

Term	Section
Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Antitrust Laws	3.05(b)
Book-Entry Shares	2.01(b)
Business Day	9.03
Certificate	2.01(b)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	9.03
Collective Bargaining Agreements	3.11(a)
Combined Company	9.03
Commonly Controlled Entity	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuation Period	6.17(a)
Contract	3.05(a)
Converted Deltic Restricted Stock Awards	6.04(b)
Deltic	Preamble
Deltic 401(k) Plan	5.01(b)(i)
Deltic Acceptable Confidentiality Agreement	5.03(a)
Deltic Acceptable Confidentiality Agreement	5.03(a)
Deltic Adverse Recommendation Change	5.03(b)
Deltic Benefit Agreement	9.03
Deltic Benefit Plan	9.03
Deltic Board	4.04(a)
Deltic Bylaws	4.01
Deltic Capital Stock	4.03(a)
Deltic Charter	4.01
Deltic Common Stock	2.01(a)
Deltic Disclosure Letter	Article 4
Deltic Employee	6.17(a)
Deltic Equity Awards	9.03
Deltic Indemnified Parties	6.05(a)
Deltic Intervening Event	5.03(f)
Deltic Material Adverse Effect	9.03
Deltic Material Contract	4.15(b)
Deltic Notice of Recommendation Change	5.03(b)
Deltic Performance-Based Restricted Stock Award	9.03
Deltic Permits	4.18
Deltic Personnel	9.03
Deltic Preferred Stock	4.03(a)

Term	Section
Deltic Property	4.16(a)
Deltic Recommendation	4.04(a)
Deltic Reporting Documents	4.06(a)
Deltic Restricted Stock Award	9.03
Deltic Restructuring Plan	6.07
Deltic Stock Option Awards	9.03
Deltic Stock Plan	9.03
Deltic Stockholder Approval	4.04(a)
Deltic Stockholders Meeting	4.04(a)
Deltic Subsidiaries	4.01
Deltic Takeover Proposal	5.03(f)
Deltic Termination Fee	6.06(b)
Deltic Voting Debt	4.03(b)
Deltic Termination Payment	6.06(e)(i)
Designated Entities	9.03
DGCL	1.01
E&P Study	6.07
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Claims	3.14
Environmental Law	3.14
Environmental Permits	3.14
ERISA	9.03
ERISA Affiliate	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(b)
Filed Deltic Contract	4.15(a)
Filed Deltic Reporting Documents	Article 4
Filed Potlatch Contract	3.15(a)
Filed Potlatch Reporting Documents	Article 3
Final Deltic Restructuring Plan	6.07
Financing	6.12(a)
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Materials	3.14
HSR Act	3.05(b)
Indebtedness	9.03
Intellectual Property	3.17(a)
Intended Potlatch REIT Treatment	6.07
Intended Tax Treatment	6.07
Investment Company Act	3.23
IRS	9.03

Term	Section
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
LLC Act	1.01
Lower Ratings Event	9.03
Material Adverse Effect	9.03
Maximum Amount	6.05(c)
Merger	Preamble
Merger Consideration	2.01(b)
Merger Sub	Preamble
Multiemployer Plan	3.10(e)
Nasdaq	2.02(f)
NYSE	3.05(a)
Owned Deltic Property	4.16(b)
Owned Potlatch Property	3.16(b)
Permits	3.18
Person	9.03
Potlatch	Preamble
Potlatch 401(k) Plan	5.01(a)(i)
Potlatch Acceptable Confidentiality Agreement	5.02(a)
Potlatch Adverse Recommendation Change	5.02(b)
Potlatch Benefit Agreement	9.03
Potlatch Benefit Plan	9.03
Potlatch Board	3.04(a)
Potlatch By-laws	3.01(a)
Potlatch Capital Stock	3.03(a)
Potlatch Charter	3.01(a)
Potlatch Common Stock	2.01(b)
Potlatch Deferred Compensation Stock Unit	9.03
Potlatch Disclosure Letter	Article 3
Potlatch Intervening Event	5.02(f)
Potlatch Material Contract	3.15(b)
Potlatch Material Adverse Effect	9.03
Potlatch Notice of Recommendation Change	5.02(b)
Potlatch Performance Share Unit	9.03
Potlatch Permits	3.18
Potlatch Personnel	9.03
Potlatch Preferred Stock	3.03(a)
Potlatch Property	3.16(a)
Potlatch Recommendation	3.04(a)
Potlatch Reporting Documents	3.06(a)

Term	Section
Potlatch Restricted Stock Unit	9.03
Potlatch Stockholder Approval	3.04(a)
Potlatch Stockholders Meeting	3.04(a)
Potlatch Stock Option	9.03
Potlatch Stock Plans	9.03
Potlatch Subsidiaries	3.01(a)
Potlatch Takeover Proposal	5.02(f)
Potlatch Termination Fee	6.06(c)
Potlatch Voting Debt	3.03(b)
Premium Cap	6.05(c)
Qualified REIT Subsidiary	3.02(a)
Qualifying Income	6.06(e)(i)
Regulatory Material Adverse Effect	6.03(e)
REIT	3.09(f)
Release	3.14
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
SOX	3.06(b)
Special Distribution	6.16(b)
Special Distribution Per Share	6.16(b)
Subsidiary	9.03
Superior Deltic Proposal	5.03(f)
Superior Potlatch Proposal	5.02(f)
Surviving Company	1.01
Tax Return	9.03
Taxable REIT Subsidiary	3.02(a)
Taxes	9.03
Wholly Owned Group	9.03

EXHIBIT A

BYLAWS AMENDMENT

First Amendment to the Amended and Restated Bylaws of Deltic Timber Corporation

The Amended and Restated Bylaws of Deltic Timber Corporation (the “Bylaws”) are hereby amended, effective as of October 21, 2017, as set forth below.

Article V of the Bylaws is hereby amended by adding the following section:

Article V

General Provisions

Section 7. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, the Amended and Restated Certificate of Incorporation (including any certificate of designations for any class or series of preferred stock) or these bylaws, in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware; provided, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7. If any action the subject matter of which is within the scope of this Section 7 of Article V is filed in a court other than the Court of Chancery in the State of Delaware (or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery in the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 7 of Article V and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 7 of Article V with respect to any current or future actions or claims.

EXHIBIT B

GOVERNANCE MATTERS

1.	Name – Potlatch shall cause itself to be renamed “PotlatchDeltic Corporation”. Its Nasdaq ticker symbol shall remain “PCH”.

2.	Offices – The principal executive offices of PotlatchDeltic shall be in Spokane, Washington. PotlatchDeltic’s Southern Operational Headquarters shall be in El Dorado, Arkansas. The specifics of the organizational structure and roles will be determined as part of the process to merge and integrate the companies. It is anticipated that this will result in approximately 23 or more positions located in El Dorado, Arkansas.

3.	Executives – Michael J. Covey shall remain the Chairman and Chief Executive Officer of PotlatchDeltic at the Effective Time. John D. Enlow will become Vice Chairman of PotlatchDeltic at the Effective Time pursuant to a 2 year consulting contract.

4.	Board of Directors – Potlatch shall take all necessary action to cause, effective at the Effective Time, the Board of Directors of PotlatchDeltic to consist of (i) the eight directors of Potlatch as of the date of the Merger Agreement and (ii) four directors selected by Deltic, each of whom shall be a director of Deltic as of the date of the Merger Agreement (the directors designated pursuant to this clause (ii), the “Deltic Directors”). The classes of the Board of Directors of PotlatchDeltic will be adjusted so that two Deltic Directors will be in the 2018 class (the “2018 Deltic Directors”), one Deltic Director will be in the 2019 class and one Deltic Director will be in the 2020 class. Potlatch will cause the 2018 Deltic Directors to be renominated for election at the 2018 annual meeting of stockholders for a three year term and will use reasonable best efforts (including solicitation of proxies) to have the 2018 Deltic Directors so reelected. The Deltic Directors will be third party beneficiaries of the preceding sentence and acting by a majority of the Deltic Directors may enforce Potlatch’s obligations under such sentence.

5.	Board Committees – At the first Annual Meeting after the Effective Time, the Board of Directors will meet to discuss and approve changes to the composition and chair positions of the committees of the Board of Directors with the intent that Deltic Directors will comprise approximately one-third of each committee.